Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

Summit Partners Europe Growth Equity Fund II SCSp

Summit Partners Entrepreneur Advisors Fund III LP

Summit Investors GE IX/VC IV(UK) LP

Summit Investors GE IX/VC IV, LLC

Peralsi, S.L.

Inversiones y Asesorías Blanco Limitada

Instituto Internacional de Finanzas, S.L.

Mr. Michael Hough

Mr. Ramón Ciurana Roca

Mr. Carlos Nueno Plana

Mr. Marc Subirats Hofer

(as Sellers)

Best Doctors International Insurance S.à r.l.

(as Purchaser)

and

Teladoc, Inc.

(as Parent)

relating to

Advance Medical Health-Care Management Services, S.A.

and

Advanced Holdco Limited

Table of Contents

Clauses

1	Interpretation	4

2	Sale and Purchase of the Shares	15

3	Consideration	16

4	Pre-Closing	17

5	Closing	19

6	Leakage	21

7	Warranties	22

8	Purchaser’s and Sellers’ Liability	22

9	Claims	30

10	Confidentiality; Restrictive Covenants	33

11	Sellers’ Representative	38

12	Other Provisions	39

Schedules

Schedule (A)		1

Part 1 AHL Shares		1

Part 2 Advance Shares		4

Schedule (D) Subsidiaries		10

Schedule 6 Locked Box Accounts		12

Schedule 7 Permitted Leakage		13

Schedule 8 Closing Actions		14

Schedule 9 Warranties given by the Sellers		18

Part A Fundamental Warranties		18

Part B Business Warranties		21

Schedule 10 Sellers’ Knowledge		33

ii

Schedule 11 Warranties given by the Purchaser and Parent	34

iii

Share Purchase Agreement

This Agreement is entered into on 29 May 2018

among:

(1)                              Summit Partners Europe Growth Equity Fund II, SCSp, a special limited partnership governed by the laws of the Grand Duchy of Luxembourg with registered office at 7, Rue Guillaume Kroll, Luxembourg L — 1882, represented by Mr. Thomas M. Tarnowski, of legal age, of Danish nationality, with domicile for these purposes at 3 Old Burlington Street London W1S 3AE, in force, duly empowered, acting pursuant to power of attorney granted before the Notary of Massachusetts on 3 May 2018;

(2)                              Summit Partners Entrepreneur Advisors Fund III, L.P., a Delaware limited partnership with registered office at c/o Summit Investors Management, LLC, 222 Berkeley Street, 18 Floor, Boston, Massachusetts, USA 02116, represented by Mr. Thomas M. Tarnowski, of legal age, of Danish nationality, with domicile for these purposes at 3 Old Burlington Street London W1S 3AE, in force, duly empowered, acting pursuant to power of attorney granted before the Notary of Massachusetts on 3 May 2018;

(3)                              Summit Investors GE IX/VC IV (UK), LP, a Cayman Island exempted limited partnership with registered office at c/o Summit Investors Management, LLC, 222 Berkeley Street, 18 Floor, Boston, Massachusetts, USA 02116, represented by Mr. Thomas M. Tarnowski, of legal age, of Danish nationality, with domicile for these purposes at 3 Old Burlington Street London W1S 3AE, in force, duly empowered, acting pursuant to power of attorney granted before the Notary of Massachusetts on 3 May 2018; and

(4)                              Summit Investors GE IX/VC IV, LLC, a Delaware limited liability company with registered office at c/o Summit Investors Management, LLC, 222 Berkeley Street, 18 Floor, Boston, Massachusetts, USA 02116, represented by Mr. Thomas M. Tarnowski, of legal age, of Danish nationality, with domicile for these purposes at 3 Old Burlington Street London W1S 3AE, in force, duly empowered, acting pursuant to power of attorney granted before the Notary of Massachusetts on 3 May 2018.

Hereinafter, the persons referred to under (1) to (4) shall be jointly referred to as the “Summit Sellers” and each of them, a “Summit Seller”.

(5)                              Peralsi, S.L. a company incorporated under the laws of Spain, with registered office at Paseo de la Castellana nº79, planta 7, Madrid, Spain, registered with the Commercial Registry of Spain under number B60128204, represented by Mr. Carlos Nueno Plana of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Castellana nº79, planta 7, Madrid, Spain , in force, duly empowered and Mr. Marc Subirats Hofer of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Castellana nº79, planta 7, Madrid, Spain, acting pursuant to power of attorney granted before the Notary of Barcelona;

(6)                              Inversiones y Asesorías Blanco Limitada a company incorporated under the laws of Chile, with registered office at calle Agustinas número 657, oficina 34, Santiago de Chile, Chile, represented by Mr. Carlos Nueno Plana of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Castellana nº79, planta 7, Madrid, Spain, in force, duly empowered, acting pursuant to power of attorney granted before the Notary of Santiago de Chile on 14 May 2018 and Mr. Marc Subirats Hofer of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Castellana nº79, planta 7, Madrid, Spain, in force, duly empowered, acting pursuant to power of attorney granted before the Notary of Santiago de Chile on 14 May 2018;

(7)                              Instituto Internacional de Finanzas, S.L. a company incorporated under the laws of Spain, with registered office at calle Inmaculada número 64, Barcelona, Spain, registered with the Commercial Registry of Barcelona under number B58554171, represented by Mr. Carlos Nueno Plana of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Castellana nº79, planta 7, Madrid, Spain, in force, duly empowered and Mr. Marc Subirats Hofer of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Castellana nº79, planta 7, Madrid, Spain, acting pursuant to power of attorney granted before the Notary of Barcelona;

(8)                              Mr. Michael Hough, of legal age, of U.S. nationality, with domicile for these purposes at 11 Ridge Road, Norfolk, Massachusetts,  United States, acting pursuant to power of attorney granted before the Notary of Massachusetts, United States, on 15 May 2018;

(9)                              Mr. Ramón Ciurana Roca of legal age, of Spanish nationality, with domicile for these purposes at Calle Pare Jacint Alegre, 8, casa 7, 08024, Barcelona, Spain, acting pursuant to power of attorney granted before the Notary of Barcelona;

(10)                       Mr. Carlos Nueno Plana of legal age, of Spanish nationality, with domicile for these purposes at Paseo de la Bonanova 41, Atico 1, 08022, Barcelona, Spain, acting on his own name and behalf; and

(11)                       Mr. Marc Subirats Hofer of legal age, of Spanish nationality, with domicile for these purposes at Paseo de Olabarria, 5 — 7, esc. A bajos 1, 08173 Sant Cugat del Vallés, Barcelona, Spain, acting on his own name and behalf.

Hereinafter, the persons referred to under (5) to (11) shall be jointly referred to as the “Advance Sellers” and each of them, an “Advance Seller”, and together with the Summit Sellers, the “Sellers” and each a “Seller”.

(12)                       Best Doctors International Insurance S.à r.l. a company in the form of a Luxembourg société à responsabilité limitée, with registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg and registered with the Registre de Commerce et des Sociétés under number B179741 (the “Purchaser”), represented by Mr. Adam C. Vandervoort of legal age, of U.S. nationality, with domicile for these purposes at 6, rue Eugène Ruppert, L-2453 Luxembourg, in force, duly empowered.

AND

(13)                       Teladoc, Inc. a corporation incorporated under the laws of Delaware with registered office at 2711 Centreville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware, Zip Code 19808, registered with the Secretary of State of the State of Delaware under file number 4596317 (“Parent”), represented by Mr. Jason N. Gorevic of legal age, of U.S. nationality, with domicile for these purposes at 2 Manhattanville Road, Suite 203, Purchase, New York 10577, U.S.A., in force, duly empowered.

The Purchaser and the Sellers shall be referred to herein as the “Parties” and individually each one of them as a “Party”. Schedule (1) contains a table describing the powers of attorney pursuant to which each of the legal entities enters into this Agreement.

Whereas:

(A)                            The Summit Sellers are (as per the breakdown set out in Part 1 of Schedule (A) to this Agreement) the owners in aggregate of 43,913,543 shares of nominal value of €0.01 each (the “AHL Shares”), representing 100% of the share capital of Advance Holdco Limited, a private limited company incorporated under English law with registered number 11097729 and with its registered address at Suite 1, 3rd Floor, 11-12 St James’s Square, London (“AHL”).

(B)                            The Advance Sellers and AHL are (as per the breakdown set out in Part 2 of Schedule (A) to this Agreement) the owners in aggregate of 52,736 shares of a face value of €6.02 each, numbered from 1 to 52,736, both inclusive (the “Advance Shares”), representing 100% of the share capital of Advance Medical Health-Care Management Services, S.A., a public limited liability company (sociedad anónima), incorporated under Spanish law pursuant to a public deed granted on 15 November 1999 and with registered office at Paseo de la Castellana n.79, planta 7, 28046 Madrid, Spain and holding Spanish tax identification number A-62103999 (the “Company”). The shares in the Company held by the Advance Sellers shall be known as the “Advance Sale Shares” and, together with the AHL Shares, the “Shares”.

(C)                            The Company provides telemedicine, telehealth and expert second-opinion services, including, without limitation: (i) facilitating or providing remote medical care utilizing the internet or telephone; (ii) facilitating or providing medical information or advice to individuals or companies without the establishment of a doctor-patient relationship; (iii) providing medical advice or data analytics in respect of employed or insured populations to clients; and (iv) providing behavioral health, wellness, stress-management or similar services, advice or information remotely utilizing the internet or telephone, anywhere in the world (the “Business”).

(D)                            The Company is the direct legal owner, free and clear of all Encumbrances (other than any Permitted Encumbrances) of the shares of the companies identified in Schedule (D) as set out for each of them in Schedule (D) (each, a “Subsidiary” and collectively, the “Subsidiaries”). For the purpose of this Agreement, the Company and the Subsidiaries are collectively referred to as the “Group Companies” and each individually as a “Group Company”.

(E)                             The Purchaser has carried out a due diligence review of AHL, the Group Companies and the Business for the purposes of the Transaction, namely (i) the review of certain information provided by the Company, the Sellers and their advisors, contained in the Data Room; and (ii) access to the management team of the Company, through interviews and meetings (the “Due Diligence Process”). The contents of the Data Room have been recorded on a DVD (the “Data Room DVD”) and two copies have been delivered to the Sellers and a copy has been delivered to the Purchaser on the date hereof. A copy of the Data Room DVD will be deposited before the Notary Public on the Closing Date.

(F)                              Each of the Sellers has agreed to sell its respective Shares to the Purchaser and to assume its respective obligations imposed on it under this Agreement.

(G)                            The Purchaser has agreed to purchase the Shares from the Sellers and to assume the obligations imposed on the Purchaser under this Agreement (and Parent has agreed to the provisions herein applicable to it).

It is agreed as follows:

1                                      Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 shall apply:

1.1                            Definitions

“Acquisition” has the meaning given in Clause 12.1.1(iv)(b).

“Additional Value” has the meaning given in Clause 3.1.1(ii).

“Advance Seller” means each of the persons referred to at the beginning of this Agreement under (5) to (11), and “Advance Sellers” means all of them.

“Advance Shares” has the meaning given in Recital (B).

“Affiliate”, in relation to any Person, is any entity that, directly or indirectly, controls or is controlled by, or is under common control with, the Person specified (but excluding, in the case of the Summit Sellers, any portfolio companies that would otherwise be their Affiliates (other than AHL and the Group Companies)). For this purpose, “control” of any entity means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such entity, whether through the ownership of voting securities, the ability to appoint the majority of the decision-making body of the entity, by contract or otherwise.

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Sellers and the Purchaser and signed for identification by the Purchaser’s Lawyers and the Sellers’ Lawyers with such alterations as may be agreed in writing between the Sellers’ Representative and the Purchaser from time to time.

“Agreement” means this share purchase agreement.

“AHL” has the meaning given in Recital (A).

“AHL Shares” has the meaning given in Recital (A).

“Anti-Corruption Laws” means all Applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial); including, without limitation, Applicable Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the Spanish Criminal Code, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on combating bribery of foreign officials in international business transactions.

“Anti-Money Laundering Laws” means all Applicable Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements; such as, without limitation, the Spanish Criminal Code,  the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related laws of other jurisdictions where the Company and its subsidiaries conduct business or own assets, and any related or similar Law issued, administered or enforced by any Governmental Entity.

“Antitrust Laws” shall mean all Applicable Laws governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Applicable Laws” means any law, act, decree, statute, treaty, rule, directive or regulation, governmental or regulatory requirement, instruction or resolution from any Governmental Entity.

“Base Value” has the meaning given in Clause 3.1.1(i).

“Business” has the meaning given in Recital (C).

“Business Day” means a day which is not a Saturday, a Sunday, a public holiday in Barcelona (Spain) or a day on which national banking institutions in New York, New York are closed to the public for conducting business.

“Cash/Working Capital Adjustment” has the meaning given in Clause 3.2.1.

“Claim” means a claim against a Party for breach of a provision of, or under, this Agreement.

“Closing” means the completion of the sale and purchase of the Shares pursuant to Clause 5 of this Agreement.

“Closing Date” has the meaning set forth in Clause 5.2.

“Code” has the meaning set forth in paragraph 11.5 of Schedule 9.

“Company” means Advanced Medical Health-Care Management Services, S.A.

“Company’s Bank Account” means the bank account of the Company specified to the Purchaser in writing by the Sellers’ Representative.

“Conditions Precedent” shall mean the conditions precedent set forth in Clause 5.1.

“Data Protection Authority” means any Governmental Entity responsible for enforcing or with jurisdiction over any Data Protection Legislation.

“Data Protection Legislation” means any Applicable Law which implements the European Community’s Directive 95/46/EC and Directive 2002/58/EC, or the subsequent General Data Protection Regulation (GDPR) (EU) 2016/679, and any similar privacy laws in the place of incorporation of the Group Companies.

“Data Room” means the data room containing documents and information relating to the Group Companies made available by the Sellers through the White & Case Extranet and as recorded on the Data Room DVD.

“Data Room DVD” has the meaning given to it in Recital (E).

“De Minimis Claim” and “De Minimis Claims” have the meaning set out in Clause 8.4.2.

“Deductible” has the meaning given in Clause 8.4.3(i).

“Disclosed” means disclosed (i) with respect to the Sellers’ Representations and Warranties, in the Disclosure Letter with sufficient detail to enable the Purchaser, applying a customary level of diligence, to reasonably ascertain the nature and scope of the matter or (ii) with respect to the Purchaser’s Representations and Warranties, in the Parent SEC Filings filed since January 1, 2017.

“Disclosed Transaction Bonuses” means the Transaction Bonuses set out in the Funds Flow Allocation Schedule.

“Disclosed Transaction Costs” means the Transaction Costs set out in the Funds Flow Allocation Schedule.

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Sellers to the Purchaser disclosing information constituting exceptions to the Sellers’ Representations and Warranties.

“Due Diligence Process” has the meaning given in Recital (E).

“Encumbrance” means any charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other similar third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

“Escrow Account” means the account established by the Escrow Agent pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means the escrow agreement in the Agreed Terms, save for any changes proposed by the Escrow Agent, to be entered into by the Purchaser, the Sellers’ Representative and the Escrow Agent.

“Escrow Amount” means an amount equal to One Million Seven Hundred Thousand U.S. Dollars ($1,700,000).

“Escrow Claim” has the meaning given to it in Clause 8.6.1.

“Escrow Period” has the meaning given to it in Clause 8.7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Founders” means Carlos Nueno Plana and Marc Subirats Hofer.

“Funds Flow Allocation Schedule” has the meaning given to it in Clause 4.1.

“GAAP” means generally accepted accounting principles of the United States of America, as in effect from time to time, and applied on a basis consistent with the preparation of Parent’s financial statements.

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government; (ii) any public international organization; (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition; (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition; or (v) any political party.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity.

“Group” means, in relation to any company, any direct or indirect subsidiaries and/or parent companies, as well as any direct or indirect subsidiaries of such parent companies, and where not captured by the definition of “subsidiaries”, any investment fund sponsored, managed or advised by such person or by any subsidiary of such person (excluding the portfolio companies directly or indirectly controlled by such funds).

“Group Companies” and “Group Company” has the meaning given in Recital (D).

“Indemnified Parties” has the meaning given in Clause 8.2.2.

“Indemnifying Party” has the meaning given in Clause 9.1.1.

“Independent Accountant” has the meaning set forth in Clause 6.2.3.

“Information Technology” means computer systems, communication systems, software and hardware.

“Intellectual Property Right” means any patents, rights to inventions, utility models, copyrights, trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill, rights in designs, rights in computer software, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case, whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Insurance Policies” has the meaning set out in paragraph 14.1 of Schedule 9.

“Investment Agreement” means the investment agreement relating to the Company between the Company, the Sellers and AHL dated 19 January 2018.

“Issued Bonus Shares” has the meaning set out in Clause 4.1.1(ii).

“Issued Consideration Shares” has the meaning set out in Clause 3.3.2(ii).

“Issued Shares” means the Issued Bonus Shares and the Issued Consideration Shares.

“Leakage” means:

(i)                                  any dividend, distribution payments in lieu of any dividend or distribution, equity repurchase or redemption, directors’ fees or return of capital authorized, declared, paid or made or agreed to be paid or made by AHL or any Group Company to any of the Sellers or any member of each Seller’s Group (other than AHL or another Group Company);

(ii)                               any payments made or agreed to be made or any assets transferred or agreed to be transferred by or on behalf of AHL or any Group Company to any of the Sellers or any member of each Seller’s Group (other than AHL or another Group Company);

(iii)                            any liabilities assumed, indemnified or incurred or agreed to be assumed, indemnified or incurred (including under any guarantee, indemnity or other security) by or on behalf of AHL or any Group Company to or for the benefit of any of the Sellers or any member of each Seller’s Group (other than AHL or another Group Company);

(iv)                           any increases in compensation or benefits to any current or former director, officer, employee or other individual service provider of AHL or any Group Company, except in accordance with this Agreement;

(v)                              the waiver or agreement to waive by or on behalf of AHL or any Group Company of any amount owed to it by any of the Sellers or any member of each Seller’s Group (other than AHL or another Group Company), except for any waivers given under the documents to be delivered at Closing under paragraphs I.A.3 and I.A.4 of Schedule 8;

(vi)                           any Transaction Costs or Transaction Bonuses (including any agreement or arrangement to pay any Transaction Costs or Transaction Bonuses); and

(vii)                        any Taxes or other costs or expenses incurred in connection with any of the foregoing items;

but Leakage does not include any Permitted Leakage or any amount in respect of VAT which is recoverable as input tax by AHL or a Group Company or the representative member of any VAT Group of which is it a member.

“Lease Agreements” has the meaning given in paragraph 6.2 of Schedule 9.

“Leased Property” has the meaning given in paragraph 6.2 of Schedule 9.

“License” means any licenses, consents, permits, and other authorisations that are required under Applicable Law in order to carry out any business carried out by a Group Company.

“Loan Agreements” means:

(i)                                                                              the loan agreement dated 19 January 2018 between Carlos Nueno Plana, AHL and the Company (the rights of AHL under which having been distributed to the Summit Sellers on 25 May 2018); and

(ii)                                                                           the loan agreement dated 19 January 2018 between Marc Subirats Hofer, AHL and the Company (the rights of AHL under which having been distributed to the Summit Sellers on 25 May 2018).

“Locked Box Accounts” means the consolidated accounts of the Company and its Subsidiaries as at the Locked Box Date attached as Schedule 6 to this Agreement.

“Locked Box Date” means 31 March 2018.

“Losses” means all losses, liabilities, Taxes, costs, expenses (including, any legal costs and experts’ and consultants’ fees), charges, claims, damages, fines, penalties and demands.

“Loss Notice” has the meaning given in Clause 9.1.1.

“Material Contract” has the meaning set out in paragraph 7.1 of Schedule 9.

“Material Disclosure Event” has the meaning given in Clause 12.1.2(vii)(a).

“Non-Compete Parties” has the meaning set out in Clause 10.3.1.

“Non-Competition Period” has the meaning set out in Clause 10.3.2.

“Non-Solicit Parties” has the meaning set out in Clause 10.4.

“Notice” has the meaning set out in Clause 12.9.1.

“Parent” means the Person referred to at the beginning of this Agreement under (13).

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Common Stock Price” means $44.63.

“Parent Common Stock Seller Value” means the Parent Common Stock Value less the amount of Disclosed Transaction Bonuses to be settled through the issue of Common Stock, as set out in the Funds Flow Allocation Schedule.

“Parent Common Stock Value” means $60,000,000.

“Parent SEC Filings” means all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, statements and other documents required to be filed or furnished by Parent with or to the SEC, as applicable, pursuant to the Securities Act or the Exchange Act.

“Parties” means the Sellers and the Purchaser and “Party” means each of them individually.

“Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm or other enterprise, association, organization, entity or Governmental Entity.

“Permitted Encumbrance” means, to the extent it may constitute an Encumbrance, any share transfer restrictions contained in the bylaws or constitutional documents of the relevant Group Company, or in any joint venture or shareholders’ agreement or similar arrangement, and are recorded in the corresponding commercial registry as of the date of this Agreement, in each case, to the extent disclosed to the Purchaser in the Disclosure Letter.

“Permitted Leakage” means any matter set out in Schedule 7.

“Permitted Transfer” has the meaning given in Clause 12.1.1(iv).

“Piggyback Registration” has the meaning given in Clause 12.1.2(iii).

“Purchase Price” has the meaning given to it in Clause 3.3.1.

“Purchaser” means the Person referred to at the beginning of this Agreement under (12).

“Purchaser Indemnified Parties” has the meaning given in Clause 8.2.1.

“Purchaser Fundamental R&Ws” means the Purchaser’s Representations and Warranties included in paragraphs 1 through 4 of Schedule 11.

“Purchaser’s Group” means the Purchaser and Parent and its subsidiaries from time to time (and, for the avoidance of doubt, it shall include the Group Companies from and after Closing).

“Purchaser’s Lawyers” means Latham & Watkins LLP.

“Purchaser’s Representations and Warranties” means the warranties given by the Purchaser pursuant to Clause 7.2 and Schedule 11.

“R&W Insurer” means the insurer(s) issuing the R&W Insurance Policy.

“R&W Insurance Policy” means the insurance policy in respect of the Sellers’ Representations and Warranties issued to the Parent on or about the Closing Date.

“Relevant Proportion” means the proportion that the amount received by each Seller at Closing (in cash and in Parent Common Stock) bears to the aggregate amount received by all Sellers at Closing (in cash and in Parent Common Stock).

“Registrable Shares” has the meaning given in Clause 12.1.2(vii)(b).

“Restricted Period” means the period commencing on the Closing Date and ending on the earliest to occur of: (i) one hundred eighty (180) days after the Closing Date; (ii) the date after the Closing Date on which Parent consummates any public offering of any of its equity securities (except pursuant to registrations on Form S-4 or any successor form, or on Form S-8 or any successor form); and (iii) the date after the Closing Date on which Parent consummates an acquisition of a business (whether by merger, purchase of shares, purchase of assets or otherwise) in which the aggregate consideration paid in such acquisition is greater than $50,000,000.

“Rule 144” has the meaning given in Clause 12.1.1(ii).

“Sanctions Laws and Regulations” means (i) all laws, regulations and Executive Orders administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), including without limitation, the Trading With the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, regulations found at Title 31, Subtitle B, Chapter 5 of the U.S. Code of Federal Regulations (C.F.R.) and any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time; (ii) any U.S. sanctions related to or administered by the U.S. Department of State; or (iii) any sanctions laws, regulations, directives, measures or embargos imposed or administered by the United Nations Security Council, Her Majesty’s Treasury, the European Union, or any other jurisdiction that has or will in the future issue a restrictive trade law applicable to the Company.

“Sanctions Target” means: (i) any country or territory that is the subject of country-wide or territory-wide Sanctions, including, but not limited to, as of the date of this Agreement, Iran, Cuba, Syria, Crimea, and North Korea, where such activities would be prohibited by applicable law; (ii) a Person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, the European Union, or any equivalent list of sanctioned persons issued by the U.S. Department of State or other relevant government entities; or (iii) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Sanctions Laws and Regulations.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission and any successor United States federal agency or governmental authority having similar powers.

“Securities Act” means the United States Securities Act of 1933, as amended (or any successor corresponding provision of succeeding law), and the rules and regulations thereunder.

“Seller” means each of the persons referred to at the beginning of this Agreement under (1) to (11), and “Sellers” means all of them.

“Seller Indemnified Parties” has the meaning given in Clause 8.2.2.

“Seller’s Group” means, when applicable, each Seller and its Affiliates from time to time.

“Sellers Fundamental R&Ws” means the Sellers’ Representations and Warranties included in Part A of Schedule 9.

“Sellers’ Knowledge” means the knowledge of the persons listed in Schedule 10.

“Sellers’ Lawyers” means White & Case LLP.

“Sellers’ Representations and Warranties” means the warranties given by the Sellers pursuant to Clause 7.1 and Schedule 9 and “Representation and Warranty” means any one of them.

“Sellers’ Representative” means Summit Partners Europe Growth Equity Fund II SCSp.

“Selling Expenses” has the meaning given in Clause 12.1.2(vii)(c).

“Shares” has the meaning given in Recital (B).

“Spanish GAAP” means generally accepted accounting principles and practices as in effect from time to time in Spain.

“Spanish Notary Public” means the notary public of Barcelona, Mr. Angelo Jesus Carretero Ramirez, or any other notary public agreed in writing between the Purchaser and the Sellers’ Representative.

“Subsidiary” and “Subsidiaries” have the meaning given to them in Recital (D).

A company is a “subsidiary” of another company, corporation, partnership, joint venture or other legal entity (its holding company) if such holding company is able to exercise control (as this term is defined in article 42 of the Spanish Code of Commerce (Royal Decree of 22 August 1885)) over the former, whether directly or indirectly, and “subsidiaries” shall be construed accordingly.

“Summit Seller” means each of the persons referred to at the beginning of this Agreement under (1) to (4), and “Summit Sellers” means all of them.

“Surviving Clauses” means Clauses 1, 10.1, 10.2, 11 and 12.4 to 12.12 of this Agreement and “Surviving Clause” means any one of them.

“Suspension Notice” has the meaning given in Clause 12.1.2(v).

“Suspension Period” has the meaning given in Clause 12.1.2(v).

“Taxation” or “Tax” means all forms of taxation and statutory, governmental, federal, state, provincial, local governmental or municipal impositions, duties, contributions and levies whether levied by reference to, without limitation, income, profits, gains, revenues, net wealth, asset values, ownership, sales, use, turnover, added value, transfer, registration, capital, stamp, employment, severance, withholding, social security or otherwise (including any escheat or unclaimed property liabilities) and shall further include payments to a Tax Authority on account of Tax (including any repayment of unlawful grants, subsidies, state aid, or similar amounts relating to Taxes), whenever and wherever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person, and including any joint or several, or secondary Tax liability imposed on a Group Company, and all penalties, surcharges and interest relating thereto.

“Tax Authority” means, with respect to any Tax, any Governmental Entity, or taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection or enforcement of Taxation.

“Tax Group” means the consolidated Tax group A-62103999 of which the Company is the dominant entity (entidad dominante), for the purposes of the Spanish Corporate Income Tax (Impuesto sobre Sociedades).

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of any kind relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.

“Territory” has the meaning set out in Clause 10.3.2.

“Third Party Claim” has the meaning given in Clause 9.2.

“Total Value” has the meaning given in Clause 3.1.1.

“Transaction” means the sale and purchase of the Shares contemplated in this Agreement.

“Transaction Costs” means all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by any Group Company or AHL or Seller (to the extent that a Group Company or AHL is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and thereunder, and the consummation of the Transaction.

“Transaction Bonuses” means all amounts (including any associated Taxes required to be paid or withheld by a Group Company  or AHL with respect thereto, irrespective of whether such withholding or payment need to be done by the payor of such amounts or by another Group Company according to Applicable Law) payable (either in cash or in kind) by a Group Company or AHL to any employee, director or consultant (as applicable) of a Group Company or AHL, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements in connection with the Transaction.

“Transfer” has the meaning given in Clause 12.1.1(iii).

“Transfer Deed” has the meaning given in paragraph III.A.6 of Schedule 8.

“Underwritten Offering” has the meaning given in Clause 12.1.2(ii).

“US Subsidiary” means Advance Medical, Inc.

“VAT” means within the European Union such Taxation as may be levied in accordance with the Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales.

“VAT Group” means a group of entities taxed on a consolidated basis for VAT purposes pursuant to Chapter IX of Title IX of the Spanish VAT Act (Law 37/1992, dated December 28, on Value Added Tax), or any similar VAT legislation.

“Warranty Agreement” means the warranty agreement dated 21 December 2017 between AHL and the Advance Sellers.

1.2                            Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3                            References to persons and companies

References to:

1.3.1                  a person or an entity include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2                  a company include any company, corporation or body corporate, wherever incorporated.

1.4                            Schedules, etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.5                            Headings

Headings shall be ignored in interpreting this Agreement.

1.6                            Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.7                            Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.8                            Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.9                            U.S. Dollars

All references herein to “Dollars” or “$” shall mean U.S. dollars.  If any amounts herein shall be converted from Euros to U.S. Dollars, such conversion shall be at an exchange rate of 1.23 U.S. Dollars per 1.00 Euro.

2                                      Sale and Purchase of the Shares

2.1                            Each of the Sellers shall sell, and the Purchaser shall purchase, the Shares set out against their respective names in Schedule (A) on the Closing Date.

2.2                            The Shares shall be sold by the Sellers together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.3                            The Shares shall be sold by the Sellers free of Encumbrances (other than any Permitted Encumbrances) and the AHL Shares shall be sold with full title guarantee.

2.4                            Each Summit Seller:

2.4.1                  irrevocably waives (and shall, if applicable, procure the irrevocable waiver by its nominee(s) of):

(i)                                  all rights which it (or its nominee(s)) may have (whether under articles of association of AHL, any shareholders’ agreement in respect of AHL or otherwise), against any other Summit Seller, AHL or any former or current director of AHL, including all rights of pre-emption, rights of first offer or refusal, tag along rights, Permitted Encumbrances and other restrictions or rights arising on transfer together with any other rights which may otherwise operate to restrict transfer and any rights created or arising after the date of this Agreement and on or before Closing in respect of the sale and transfer to the Purchaser of the AHL Shares or any of them; and

(ii)                               with effect from Closing, any claims (current, future, actual and contingent) (if any) it may have under or in connection with the articles of association of AHL, any shareholders’ agreement in respect of AHL or otherwise against AHL;

2.4.2                  consents to the sale and transfer of the AHL Shares under this Agreement; and

2.4.3                  shall, before Closing, procure the irrevocable waiver of any such rights or restrictions as referred to in clause 2.4.1 conferred on any other person who is not a party to this Agreement.

3                                      Consideration

3.1                            Equity value

3.1.1                  Subject to any applicable adjustment set forth in this Agreement, the Parties have agreed that the equity value of the Shares for the purposes of this Transaction shall be an amount equal to:

(i)                                  $340,000,000 (the “Base Value”); plus

(ii)                               an amount equal to the accrued interest on the Base Value, calculated on a daily basis, at the agreed rate of five percent (5%) per year as from (and excluding) the Locked Box Date to (and excluding) the Closing Date (the “Additional Value”), which will be $2,747,945.21 if the Closing Date is 31 May 2018.

The amount calculated pursuant to the foregoing clauses (i) and (ii) shall be referred to as the “Total Value”.

3.2                            Value Adjustments

3.2.1                  Adjustment for Cash and Excess Working Capital, Transaction Costs and Transaction Bonuses

(i)                                  The Total Value shall be increased by $9,192,573.24 (the “Cash/Working Capital Adjustment”).

(ii)                               The Total Value shall be decreased by the aggregate amount of the Disclosed Transaction Costs and by the Disclosed Transaction Bonuses.

3.3                            Purchase Price

3.3.1                  The Purchaser shall pay, both in cash and by causing to be issued to the Sellers the Issued Shares as set out in clause 3.3.2 below, to the Sellers on Closing, in the amounts set out next to each Seller’s name in column (3) of Schedule (A), as consideration for the purchase of the Shares an amount equal to (the “Purchase Price”):

(i)                                  the Total Value; plus

(ii)                               the Cash/Working Capital Adjustment; minus

(iii)                            the aggregate amount of the Disclosed Transaction Costs and the Disclosed Transaction Bonuses.

3.3.2                  The Purchaser shall pay the cash portion of the Purchase Price and shall cause to be issued the Issued Consideration Shares, in each case, to the Sellers in the amounts set out next to each Seller’s name in columns (4) and (5) of Schedule (A), respectively, as follows:

(i)                                  by payment of an aggregate amount in cash equal to (x) the Purchase Price, minus (y) the Escrow Amount, minus (z) the Parent Common Stock Seller Value; and

(ii)                               by causing to be issued such number of shares of Parent Common Stock as is determined by dividing the Parent Common Stock Seller Value by the Parent Common Stock Price (the “Issued Consideration Shares”).

3.4                            Adjustment in respect of a Claim

If any payment, apart from those specifically set forth in Clause 3.2 and 6.2, is made by any of the Sellers to the Purchaser (or vice versa) in respect of any Claim for any breach of this Agreement, the payment shall be treated as an adjustment of the Total Value corresponding to such Sellers (by way of adjustment to the Purchase Price), as applicable.  The Parties shall treat such payments accordingly for Tax reporting purposes, to the extent permitted under Applicable Laws.

3.5                            Withholding

The Purchaser (and its Affiliates and representatives) shall be entitled to make any deduction or withholding from any payment made or consideration offered in connection with this Agreement to the extent such deduction or withholding is required under Applicable Laws.  To the extent that any such deduction or withholding is made, the amount or consideration withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction or withholding was made.

4                                      Pre-Closing

4.1                            Funds Flow Allocation Schedule

4.1.1                  Prior to Closing, the Sellers’ Representative shall deliver to the Purchaser a funds flow allocation schedule (the “Funds Flow Allocation Schedule”) setting out:

(i)                                  the amount of the Disclosed Transaction Costs; and

(ii)                               the amount of the Disclosed Transaction Bonuses and details of the proportion of each such Disclosed Transaction Bonus to be settled in cash and in Parent Common Stock issued at the Parent Common Stock Price (the “Issued Bonus Shares”), the sum of which, when aggregated with the Parent Common Stock Seller Value, shall equal the Parent Common Stock Value.

4.1.2                  The Sellers hereby irrevocably agree that the distribution of the Purchase Price set out in Schedule A has been made in accordance with the terms of clause 20 of the Investment Agreement (as if the Transaction were a sale of the entire issued capital of the Company) and each Seller hereby irrevocably waives any claim it may have against any other Seller or Parent, its Affiliates (including Purchaser), AHL or the Group Companies in respect of such distribution.

4.1.3                  The Founders and the Summit Sellers hereby agree that payment of the amounts next to the Summit Sellers’ names in columns (4) and (5) of Schedule (A) constitutes full and final repayment and discharge of all amounts (including principal and interest) outstanding under the Loan Agreements.

4.1.4                  The terms of any Transaction Bonuses under which Issued Bonus Shares are to be issued shall provide that the recipients of such Issued Bonus Shares that are not Sellers shall comply with the provisions of Clause 12.1.1(iii) as if they were Sellers.

4.2                            Management of business and activities until the Closing Date

From the date of this Agreement until the Closing Date, the Sellers undertake that the business of AHL and the Group Companies shall be conducted in the ordinary course of business consistent with existing and previous practices and in compliance with the duty of care of a good businessman (ordenado comerciante).

4.3                            Management of business and activities until the Closing Date

Prior to the Closing, the Sellers undertake that the Company shall (i) obtain waivers of any “excess parachute payment” (within the meaning of Section 280G of the Code) from each Person who has received or may be entitled to receive any payments or benefits that could reasonably be expected to constitute “excess parachute payments” (within the meaning of Section 280G of the Code) as a result of or in connection with the Transaction and (ii) solicit the approval of the equityholders of the Company and/or its Subsidiaries in accordance with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that could reasonably be expected to constitute “excess parachute payments” as a result of or in connection with the Transaction.  The form of any waivers, all disclosure materials and other documents relating to such solicitation will be provided to Purchaser for its review and comment a reasonable period of time before distribution, and the Company will consider in good faith Purchaser’s reasonable comments thereon.

5                                      Closing

5.1                            Conditions Precedent

5.1.1                  The obligations of the Purchaser to consummate the Transaction shall be subject to and conditional upon (i) the Sellers Fundamental R&Ws being complete, true and accurate in all material respects as of the Closing, (ii) the Sellers having complied in all material respects with their covenants included in this Agreement and required to be performed prior to the Closing (for the avoidance of doubt, it being agreed that the Sellers’ Representations and Warranties shall not constitute covenants) and (iii) there not being in effect any Applicable Law or decision, order or injunction of any Governmental Entity of competent jurisdiction (that is final and non-appealable and has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting or preventing the consummation of the Transaction, unless, in each case, waived in writing by the Purchaser.

5.1.2                  The obligations of each Seller to consummate the Transaction shall be subject to and conditional upon (i) the Purchaser Fundamental R&Ws being complete, true and accurate in all material respects as of the date hereof and as of the Closing, (ii) the Purchaser having complied in all material respects with its covenants included in this Agreement and required to be performed prior to the Closing (for the avoidance of doubt, it being agreed that the Purchaser’s Representations and Warranties shall not constitute covenants), (iii) no suspension of trading having been imposed and remaining in effect by The New York Stock Exchange or any other governmental or regulatory body with respect to public trading of the Parent Common Stock between the date of this Agreement and the Closing Date and (iv) there not being in effect any Applicable Law or decision, order or injunction of any Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting or preventing the consummation of the Transaction, unless, in each case, waived in writing by the Sellers’ Representative.

5.2                            Date and Place of Closing

Subject to the fulfilment of the Conditions Precedent (or the waiver in writing of the same, if and when possible under this Agreement), the Closing shall take place on 31 May 2018 (or at that other date agreed by the Parties in writing, as the case may be) (hereinafter, as the case may be, the “Closing Date”). If the Closing Date is later than 31 May 2018, the allocations in Schedule A shall be updated to reflect the increased Additional Value from 31 May 2018 to the revised Closing Date.

Closing shall take place at the offices of the Spanish Notary Public.

5.3                            Closing Actions

On Closing, the Parties shall comply with their respective obligations specified in Schedule 8. All the actions set out in Schedule 8 shall be performed as a single act (unidad de acto) and shall be deemed to have been performed simultaneously.

5.4                            Payment on Closing

On Closing, the Purchaser shall:

(i)                                  pay to the Sellers the Purchase Price (minus the Escrow Amount and minus the Parent Common Stock Seller Value) in the amounts set out next to each Seller’s name in column (4) of Schedule (A) in consideration for the purchase of the Shares;

(ii)                               cause the Sellers to be issued the Issued Consideration Shares in the amounts set out next to each Seller’s name in column (5) of Schedule (A) in consideration for the purchase of the Shares;

(iii)                            pay the Escrow Amount to the Escrow Agent (with the Escrow Amount to be allocated to each Seller in the amounts set out next to each Seller’s name in column (6) of Schedule (A));

(iv)                           pay the Disclosed Transaction Costs set out in the Funds Flow Allocation Schedule on behalf of the Sellers;

(v)                              cause to be issued the Issued Bonus Shares to the recipients thereof set out in the Funds Flow Allocation Schedule on behalf of the Company; and

(vi)                           transfer to the Company’s Bank Account an aggregate amount in cash sufficient for the Company to settle the cash portion of the Disclosed Transaction Bonuses set out in the Funds Flow Allocation Schedule (which shall be settled through the Company’s payroll as soon as practicable after Closing, less any payroll, social security or other Taxes with respect to the Disclosed Transaction Bonuses (including the Issued Bonus Shares)).

5.5                            Breach of Closing Obligations

5.5.1                  If any Seller fails to comply with any obligation in Clause 5.3 and Schedule 8, the Purchaser shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the Sellers:

(i)                                  to terminate this Agreement (other than the Surviving Clauses) without liability on its part, being able to claim for damages, if any;

(ii)                               to effect Closing so far as practicable having regard to the defaults which have occurred, being able to claim for damages, if any; or

(iii)                            to fix a new date for Closing in which case the provisions of Schedule 8 shall apply to Closing as so deferred.

5.5.2                  If the Purchaser fails to comply with any obligation in Clauses 5.3 and 5.4 and Schedule 8, the Sellers shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the Purchaser:

(i)                                  to terminate this Agreement (other than the Surviving Clauses) without liability on their part, being able to claim for damages, if any;

(ii)                               to effect Closing so far as practicable having regard to the defaults which have occurred; or

(iii)                            to fix a new date for Closing in which case the provisions of Schedule 8 shall apply to Closing as so deferred.

6                                      Leakage

6.1                            Warranty and Undertaking

6.1.1                  The Sellers warrant to the Purchaser that there has been no Leakage between the Locked Box Date and the date of this Agreement and undertake that there shall be no Leakage between the date of this Agreement and the Closing Date.

6.1.2                  The Parties agree that the sole remedy of the Purchaser in the case of Leakage occurring between the Locked Box Date and the Closing Date is the adjustment set out in Clause 6.2.

6.2                            Post-Closing Adjustment for Leakage

6.2.1                  In the event of any Leakage between the Locked Box Date and the Closing Date, each Seller (by way of adjustment of the corresponding Purchase Price) severally undertakes that it shall, on demand by the Purchaser, subject to such Seller agreeing that Leakage has occurred and agreeing the amount of the particular Leakage, pay to the Purchaser or the Company, as applicable, subject to Clause 6.2.2, an amount in cash equal to such Leakage and any Loss incurred by any Purchaser Indemnified Party in recovering such Leakage.  The liability of each of the Sellers under this Clause 6 shall be several (mancomunada) and not joint and several (solidaria).

6.2.2                  Where there is a post-Closing adjustment for Leakage pursuant to Clause 6.2.1, if such Leakage was made to or for the benefit of a particular Seller(s), or any Affiliate of the Seller(s), that particular Seller shall be liable to make the payment referred to in Clause 6.2.1 and it shall be treated as a reduction of the amount of the Purchase Price paid by the Purchaser to such Seller(s), as applicable. Otherwise (and in any event in relation to any payment of Transaction Costs or Transaction Bonuses other than Disclosed Transaction Costs and Disclosed Transaction Bonuses), it shall be made by way of adjustment of the amount of the Purchase Price, and such adjustment shall be allocated among the Sellers (by way of reduction of the Purchase Price) in the Relevant Proportion and each Seller shall be liable to make payment of its Relevant Proportion of such Leakage under Clause 6.2.1.

6.2.3                  If the relevant Parties do not reach an agreement on the existence of a Leakage and/or its amount, the relevant Parties shall mutually appoint an independent accountant that is reasonably acceptable to such Parties (the “Independent Accountant”) to resolve such disagreement.  The relevant Parties will then have five (5) Business Days to provide the necessary allegations and supporting documentation to the Independent Accountant. The Independent Accountant shall then adopt a resolution within fifteen (15) Business Days from such deadline.  The resolution adopted by the Independent Accountant will be binding upon the relevant Parties, which irrevocably waive any rights to challenge such decision.

6.2.4                  The Sellers shall not be liable in respect of any breach of the warranty or undertaking given in Clause 6.1 unless written notice specifying (in reasonable detail) the matter(s) which gives rise to the claim, the nature of the claim and (if practicable) the amount claimed in respect thereof is given by or on behalf of the Purchaser to the Sellers’ Representative, as soon as reasonably practicable after the Purchaser becomes aware of the claim and, in any event, within nine months following the Closing Date.

6.2.5                  For the avoidance of doubt, any post-Closing adjustment for Leakage shall not be subject to any restrictions or limitations on the Sellers’ liability regime set out in Clause 8 of this Agreement, in particular those referring to minimum claims, aggregate minimum claims and maximum liability.

7                                      Warranties

7.1                            The Sellers’ Representations and Warranties

The Sellers collectively warrant to the Purchaser that the statements set out in Schedule 9 are complete, true and accurate as of the date of this Agreement and as of the Closing; provided that the Sellers Fundamental R&Ws shall be made individually by each Seller in respect of itself (save that each Summit Seller makes the warranties set out in paragraph 4 of Schedule 9).

7.2                            The Purchaser’s Representations and Warranties

The Purchaser warrants to the Sellers that the statements set out in Schedule 11 are complete, true and accurate as of the date of this Agreement and as of the Closing.

8                                      Purchaser’s and Sellers’ Liability

8.1                            Applicable regime

The Parties agree that the indemnification stipulations contained hereunder expressly substitute and exclude (i) the right to terminate this Agreement contained in Article 1,124 of the Spanish Civil Code or in any other applicable legislation (except for the termination rights set out in Clause 5.5), save in case of fraud or wilful misconduct (dolo); and (ii) the application of the legal regime on indemnification due to (a) hidden defects, in particular, Article 1,532 of the Spanish Civil Code, and (b) an eviction event (saneamiento por evicción), regulated in articles 1,475 to 1,483 of the Spanish Civil Code, expressly submitting to the terms of this Agreement and, in particular the provisions of this Clause.

8.2                            Scope of liability

8.2.1                  Subject to the limitations and terms provided for in this Agreement, from and after the Closing the Sellers shall be liable and shall indemnify and hold the Purchaser and its Affiliates (including, from and after the Closing, the Company and the Subsidiaries) and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless for any Losses incurred by or caused to a Purchaser Indemnified Party, resulting from or in relation to:

(i)                                  any untruthfulness or inaccuracy, with respect to any of the Sellers’ Representations and Warranties; or

(ii)                               any breach of any covenant or obligation of any of the Sellers or the Company contained in this Agreement.

8.2.2                  Subject to the limitations and terms provided for in this Agreement, from and after the Closing the Purchaser shall be liable and shall indemnify and hold each Seller and its Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns and, for the purposes of Clause 12.1.2 only, each person, if any, who controls such Seller within the meaning of the Securities Act (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) harmless for any Losses incurred by or caused to a Seller Indemnified Party, resulting from or in relation to:

(i)                                  any untruthfulness or inaccuracy, with respect to any of the Purchaser’s Representations and Warranties; or

(ii)                               any breach of any covenant or obligation of the Purchaser or Parent contained in this Agreement.

8.3                            Liability regime

The liability of each of the Sellers under this Agreement shall be several (mancomunada) and not joint and several (solidaria).

8.4                            Limitation on liability

8.4.1                  Time Limitation for Claims

(i)                                  The Parties agree that the Purchaser Indemnified Parties may only bring Claims against the Sellers for indemnification for Losses set out in this Clause 8 within the following time limits:

(a)                      Claims arising from the lack of truthfulness or accuracy of the Sellers Fundamental R&Ws, for a period of five (5) years from the Closing Date; provided, that Claims arising from the lack of truthfulness or accuracy of the representations and warranties set forth in Clause 4 of the Sellers Fundamental R&Ws shall survive for the longer of (x) a period of five (5) years from the Closing Date and (y) the day that is thirty (30) days following the day on which the applicable statute of limitations on such matters has expired according to the Applicable Law in each case.

(b)                      Claims arising from any covenants or agreements of the Sellers which are performed, in whole or in part, after the Closing, until such covenants have been fully performed.

(c)                        Any other Claims not described in the foregoing clauses (a) and (b), for a period of eighteen (18) months from the Closing Date.

(ii)                               The Parties agree that the Seller Indemnified Parties may only bring Claims against the Purchaser for indemnification for Losses set out in this Clause 8 within the following time limits:

(a)                       Claims arising from the lack of truthfulness or accuracy of the Purchaser Fundamental R&Ws, for a period of five (5) years from the Closing Date.

(b)                       Claims arising from any covenants or agreements of the Purchaser or Parent which are performed, in whole or in part, after the Closing, until such covenants have been fully performed.

(c)                        Any other Claims not described in the foregoing clauses (a) and (b), for a period of eighteen (18) months from the Closing Date.

(iii)                            Consequently, the Sellers and the Purchaser, as applicable, shall not be liable for any Losses that have not been duly notified in writing by the applicable Indemnified Party before such terms elapse and pursuant to the procedure set forth in Clause 9.

8.4.2                  Minimum Claims

(i)                                  The Sellers shall not be liable for any individual Claim under Clause 8.2.1(i) (other than a Claim for a breach of a Sellers Fundamental R&W or a breach of Clause 1.5 of Part B of the Sellers’ Representations and Warranties) where the Losses agreed or determined for any such Claim do not exceed One Hundred and Fifty Thousand Dollars ($150,000).

(ii)                               Purchaser shall not be liable for any individual Claim under Clause 8.2.2(i) (other than a Claim for a breach of a Purchaser Fundamental R&W) where the Losses agreed or determined for any such Claim do not exceed One Hundred and Fifty Thousand Dollars ($150,000).

Any Claim not exceeding this amount, as applicable, would be referred to herein as a “De Minimis Claim” and, all of them, the “De Minimis Claims”.

8.4.3                  Deductible

(i)                                  The Sellers shall not be liable for any Losses under Clause 8.2.1(i) (other than Losses for a breach of a Sellers Fundamental R&W or a breach of Clause 1.5 of Part B of the Sellers’ Representations and Warranties) unless the aggregate amount of all Losses (excluding, for the avoidance of doubt, the De Minimis Claims) for which the Sellers would otherwise be liable exceeds $3,400,000 (the “Deductible”).

(ii)                               Where the liability agreed or determined in respect of all Losses referred to in Clause 8.4.3 (i) exceeds the Deductible, the liability of the Sellers shall be limited to the amount of the excess up to the amount remaining in the Escrow Account.

(iii)                            The Purchaser shall not be liable for any Losses under Clause 8.2.2(i) (other than Losses for a breach of a Purchaser Fundamental R&W) unless the aggregate amount of all Losses (excluding, for the avoidance of doubt, the De Minimis Claims) for which the Purchaser would otherwise be liable exceeds the Deductible.

(iv)                           Where the liability agreed or determined in respect of all Losses referred to in Clause 8.4.3 (iii) exceeds the Deductible, the liability of the Purchaser for all such Losses in the aggregate shall be limited to One Million Seven Hundred Thousand U.S. Dollars ($1,700,000).

8.4.4                  Maximum Liability

If and when the Deductible is exceeded with respect to Claims by the Purchaser Indemnified Parties, the liability of the Sellers:

(i)                                  for all Losses related to a breach of any of the Sellers’ Representations and Warranties (other than the Sellers Fundamental R&Ws) shall not exceed the amount then-remaining in the Escrow Account; and

(ii)                               for all Losses related to a breach of the Sellers Fundamental R&Ws or related to Claims under Clause 8.2.1(ii) shall not, in each case, exceed in aggregate one hundred percent (100%) of the Purchase Price respectively received by the relevant Seller.

If and when the Deductible is exceeded with respect to Claims by the Seller Indemnified Parties, the liability of the Purchaser:

(iii)                            for all Losses related to a breach of any of the Purchaser’s Representations and Warranties (other than the Purchaser Fundamental R&Ws) shall not exceed One Million Seven Hundred Thousand U.S. Dollars ($1,700,000); and

(iv)                           for all Losses related to a breach of the Purchaser Fundamental R&Ws or related to Claims under Clause 8.2.2(ii) shall not, in each case, exceed in aggregate one hundred percent (100%) of the Purchase Price.

8.4.5                  Matters Disclosed

Neither the Sellers nor the Purchaser shall be liable in respect of a Claim under Clause 8.2.1(i) or Clause 8.2.2(i), respectively, to the extent that the facts giving rise to such Claim were Disclosed.

8.4.6                  Tax

The Sellers shall not be liable for any Loss with respect to a Claim to the extent that:

(i)                                  the Loss arises as a result of any changes made after Closing by or at the direction of Purchaser in the accounting bases, policies, practices or treatment of any member of the Purchaser’s Group (except for any such changes required to be made consistent with Applicable Laws);

(ii)                               the Loss giving rise to the Claim is a Tax liability of a Group Company arising as a result of a transaction in the ordinary course of business of such Group Company since the Locked Box Date (unless the undertaking of such transaction constitutes a breach of a representation or covenant contained in this Agreement); or

(iii)                            the Loss arises or is increased through the failure or omission by any Group Company after Closing to make any claim, election, surrender, disclaimer or to do any other thing which was taken into account in computing the provision for Tax in the Locked Box Accounts, except to the extent such claim, election, surrender, disclaimer or other thing could not be made or done consistent with Applicable Laws.

8.4.7                  Locked Box Accounts

The Sellers shall not be liable for any Claim to the extent that a specific provision (but excluding, for the avoidance of doubt, any reserve for uncertain Tax positions or any similar provision) has been included in the Locked Box Accounts for such liability.

8.4.8                  Contingent Liabilities

No Party shall be liable for any Losses in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

8.4.9                  Matters Arising Subsequent to this Agreement

No Party shall be liable for any Losses to the extent that the Loss has arisen as a result of the passing of, or any change in, after the date of this Agreement, any Applicable Law.

8.4.10           Insurance

No Party shall be liable for any Losses to the extent actually recovered from a policy of insurance subscribed by the applicable Indemnified Party duly in force (excluding, for the avoidance of doubt, the R&W Insurance Policy).

8.4.11           Mitigation of Losses

Each Party shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any Loss.

8.4.12           No Double Recovery

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss.  For the purposes of this Clause 8.4.12, recovery by any Group Company after Closing shall be deemed to be recovery by the Purchaser.

8.5                            Sole Remedy

The Purchaser Indemnified Parties’ sole right of recovery from the Sellers, on the one hand, and the Seller Indemnified Parties’ sole right of recovery from the Purchaser, on the other hand, in respect of Losses related to a breach of this Agreement shall be the provisions in Clause 6 and the indemnification provisions set forth in this Clause 8 and the procedures with respect thereto in Clause 9 (save in the case of fraud or wilful misconduct (dolo)).

8.6                            Form of Payment

8.6.1                  Any Losses incurred as a result of any matter for which indemnification is required under Clause 8.2.1(i) of this Agreement (other than, to the extent elected by the Purchaser in its sole discretion, Losses arising from a breach of any of the Sellers Fundamental R&Ws) (an “Escrow Claim”), shall be satisfied out of the Escrow Account pursuant to the terms of the Escrow Agreement and Clause 8.7 below.

8.6.2                  In the case the amount then-remaining in the Escrow Account is not sufficient to cover the Sellers’ indemnification obligations pursuant to an Escrow Claim, the Sellers’ liability will be limited to the amount then-remaining in the Escrow Account.

8.6.3                  Any Losses incurred as a result of any matter for which indemnification is required under Clause 8.2.1(i) (solely with respect to Losses arising from a breach of any of the Sellers Fundamental R&Ws) or Clause 8.2.1(ii) shall be promptly paid in cash by the Sellers, subject to Clause 8.3 and Clause 8.4.

8.6.4                  Any Losses incurred as a result of any matter for which indemnification is required under Clause 8.2.2 shall be promptly paid in cash by the Purchaser.

8.7                            Escrow Account

8.7.1                  The Escrow Account shall be maintained and operated for the period commencing the Closing Date to the date that is 18 months after the Closing date or such later date as may be required in accordance with Clause 8.7.5 (the “Escrow Period”).

8.7.2                  The balance of the Escrow Account, if any, after payments made in accordance with Clauses 8.7.3, 8.7.4, 8.7.5 and 8.7.6 shall be released from the Escrow Account at the end of the Escrow Period and the Sellers’ Representative and the Purchaser shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay such balance to the Seller’s Representative.

8.7.3                  If an Escrow Claim is settled during the Escrow Period, the Sellers’ Representative and the Purchaser shall, upon such settlement and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser or the applicable Purchaser Indemnified Party(ies) an amount equal to the lesser of:

(i)                                  the amount due under the Escrow Claim; and

(ii)                               the amount then remaining in the Escrow Account.

8.7.4                  The Escrow Agent shall be instructed by the Sellers’ Representative and the Purchaser to make the following payments from the Escrow Account to the Sellers during the Escrow Period:

(i)                                  on the first anniversary of the Closing Date, an amount equal to $850,000 minus (a) the aggregate amount of all payments made from the Escrow Account in respect of Escrow Claims prior to such date and minus (b) the aggregate amount of all Escrow Claims that have been notified in writing to the Sellers’ Representative by the Purchaser in accordance with this Agreement prior to such date (whether or not such Escrow Claims have been settled but provided such Escrow Claims are not frivolous or vexatious and contain a bona fide good faith estimate of the quantum of the Escrow Claim to the extent reasonably subject to estimation) and which remain outstanding (it being acknowledged and agreed that if the aggregate amount of the Escrow Claims calculated in clauses (a) and (b)

equals or exceeds $850,000, then no amount shall be paid to the Sellers under this clause (i)); and

(ii)                               on the expiry of the Escrow Period, an amount equal to the then-existing balance of the Escrow Account minus the aggregate amount of all Escrow Claims that have been notified in writing to the Sellers’ Representative by the Purchaser in accordance with this Agreement prior to such date (whether or not such Escrow Claims have been settled but provided such Escrow Claims are not frivolous or vexatious and contain a bona fide good faith estimate of the quantum of the Escrow Claim to the extent reasonably subject to estimation) and which remain outstanding (it being acknowledged and agreed that if the aggregate amount of such Escrow Claims equals or exceeds the then-existing balance of the Escrow Account, then no amount shall be paid to the Sellers under this clause (ii)).

8.7.5                  If written notice of an Escrow Claim is given by the Purchaser to the Sellers’ Representative during the Escrow Period (and such Escrow Claim is not frivolous or vexatious and contains a bona fide good faith estimate of the quantum of the Escrow Claim to the extent reasonably subject to estimation) but such Escrow Claim is not settled during the Escrow Period, then the Purchaser and the Sellers’ Representative shall, in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to retain in the Escrow Account the lesser of:

(i)                                  the amount then remaining in the Escrow Account; and

(ii)                               an amount equal to the amount of all such Escrow Claims,

and the Escrow Period shall be deemed to be extended pending settlement of all such Escrow Claims.

8.7.6                  Any amount retained in the Escrow Account pursuant to Clause 8.7.5 above shall remain in the Escrow Account pending settlement of the relevant Escrow Claim.  The Sellers’ Representative and the Purchaser shall, immediately upon the settlement of such Escrow Claim and in accordance with the notification requirements of the Escrow Agreement, instruct the Escrow Agent to pay to the Purchaser the lesser of:

(i)                                  the amount then remaining in the Escrow Account; and

(ii)                               an amount equal to the amount of such settled Escrow Claim;

and the then remaining balance of the Escrow Account, if any, shall be retained in the Escrow Account pending settlement of the remaining Escrow Claims, if any.  Following payment of the final outstanding Escrow Claim in accordance with this Clause 8.7.6, the balance of the Escrow Account, if any, shall be released to the Sellers and the Escrow Agreement shall terminate in accordance with its terms.

8.7.7                  For the purposes of this Clause 8.7, an Escrow Claim shall be deemed to be settled (and the term “settlement” shall be interpreted accordingly):

(i)                                  when the Sellers’ Representative and the Purchaser so agree in writing; or

(ii)                               when an arbitral order or judgment has been given pursuant to the dispute resolution process set forth in Clause 12.11.

9                                      Claims

9.1                            Direct Claims

9.1.1                  Where a Seller Indemnified Party, on the one hand, or a Purchaser Indemnified Party, on the other hand, acting with the diligence of an orderly businessman, learns of any circumstance that may give rise to an obligation of the Sellers or the Purchaser, as applicable, to indemnify (such indemnifying Party, the “Indemnifying Party”), other than the third-party claims to which Clause 9.2 below refers, it shall promptly notify the Sellers’ Representative (on behalf of the Indemnifying Party, if the Indemnifying Party is a Seller) or the Purchaser, as applicable, claiming such indemnification (a “Loss Notice”).  Any failure to so notify or any delay in notifying the Sellers’ Representative or the Purchaser, as applicable, shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

9.1.2                  The Loss Notice shall include (i) a description of the circumstances that could give rise to the Loss and (ii) the amount thereof, with a breakdown of the various elements comprising the Loss (if it can be estimated). The Loss Notice shall be accompanied by any other supporting documentation that the Indemnified Party deems reasonable and pertinent.

9.1.3                  Within the thirty (30) calendar days following receipt of the Loss Notice (during which period the Indemnified Party shall allow the Indemnifying Party and its professional advisers reasonable access during normal business hours to investigate the matter or circumstance alleged to give rise to the Claim), the Indemnifying Party shall notify the Indemnified Party of:

(i)                                  the Indemnifying Party’s acceptance of the Claim and the obligation to settle the corresponding amount, as claimed by the Indemnified Party; or

(ii)                               the Indemnifying Party’s complete or partial objection to the Claim.

9.1.4                  If, within the thirty (30) calendar days following receipt of the Loss Notice, the Indemnifying Party has not notified the Indemnified Party of its reply, it will be deemed to have accepted the Claim outright.

9.1.5                  In the case envisaged in Clause 9.1.3(i) above, the corresponding amount shall be settled in accordance with Clause 8.6.

9.2                            Third-party claims

9.2.1                  In the event of any claim, requirement, inspection or action by a third party that may give rise to Losses for which an Indemnifying Party must indemnify an Indemnified Party (hereinafter, a “Third-Party Claim”), the following procedure shall be followed.

9.2.2                  Where a Seller Indemnified Party, on the one hand, or a Purchaser Indemnified Party, on the other hand, acting with the diligence of an orderly businessman, learns of a Third-Party Claim that may give rise to Losses, it shall promptly deliver a Loss Notice to the Sellers’ Representative (on behalf of the Indemnifying Party, if the Indemnifying Party is a Seller) or the Purchaser, as applicable.  Any failure to so notify or any delay in notifying the Sellers’ Representative or the Purchaser, as applicable, shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

9.2.3                  The Loss Notice shall include: (i) a description of the circumstances that could give rise to the Loss and (ii) the amount claimed with a breakdown of the various elements of which it is comprised (if this can be estimated). The Loss Notice shall be accompanied by any supporting documentation that is reasonably necessary to evaluate the Third Party Claim and the amount claimed.

9.2.4                  Within the twenty (20) Business Days following receipt of the Loss Notice or, if there is a shorter procedural or legal term in which to reply to the Third-Party Claim, before two-thirds of that term have elapsed, the Indemnifying Party shall notify the Indemnified Party:

(i)                                  if the Indemnifying Party refuses to accept the Losses arising from the Third-Party Claim; or

(ii)                               if the Indemnifying Party accepts such Losses, in whole or in part.

If the Indemnifying Party fails to reply, it shall be deemed that the Losses arising from the Third-Party Claim have been accepted outright.

9.2.5                  In the case referred to in Clause 9.2.4(i) above, or in the event that the Indemnifying Party does not reply within the agreed time period, the Indemnified Party may, acting in good faith, take any such defensive action as it may deem appropriate, including a settlement in or out of court or an agreement.

In all cases, the Indemnifying Party shall be entitled to be kept informed of the progress of the claim in question and shall have reasonable access to all the information and documentation regarding the same.

9.2.6                  In the case referred to in Clause 9.2.4(ii) above, the Indemnifying Party shall indicate in its reply whether they take on the right of defense against the Third-Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim if (A) such Third-Party Claim relates to any criminal proceeding, action or indictment, (B) there is a material and direct conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim (whereby the Indemnifying Party and the Indemnified Party in respect of such Third-Party Claim have direct opposed interests and/or loyalties), (C) such Third-Party Claim is reasonably expected to result in Losses in excess of 150% of the indemnification obligations set forth in Clause 8.4.4, (D) such Third-Party Claim relates to Taxes and could give rise to material adverse Tax consequences for an Indemnified Party (or its Affiliates) that would not be subject to indemnification hereunder, or (E) such Third-Party Claim is controlled by the R&W Insurer under the R&W Insurance Policy.

9.2.7                  Subject to Clause 9.2.6, the Indemnifying Party shall be entitled to take any such defensive action as they may deem appropriate against the Third-Party Claim and they shall bear the expenses incurred in the defense of the Third-Party Claim, as well as any expenses in relation to the provision or maintenance of payments into court, security deposits or guarantees that may have to be granted as a result of said defense in any proceeding.  In all cases, the Indemnified Party, alone or through the advisors it freely designates, shall have reasonable access to the information and documentation regarding the claim in question.

9.2.8                  The Indemnified Party shall supply the information necessary for the Indemnifying Party to take the defensive action to which Clause 9.2 refers and shall provide the appropriate cooperation, including granting powers of attorney or other instruments of representation to the lawyers and court procedural representatives freely designated by the Indemnifying Party.

9.2.9                  In the event that the Indemnifying Party assumes the defense, the Indemnifying Party or its advisors may enter into a settlement, agreement or in any other manner reach a settlement in or out of court with the competent public authorities or with any third party, without the express, prior and written consent of the Indemnified Party if (i) the Indemnifying Party make available to the Indemnified Party all the funds that they must pay the third party pursuant to the settlement or agreement, (ii) the settlement or agreement is solely for cash, without any admission of fault and expressly and unconditionally releases the Indemnified Party from the liabilities and obligations derived from such Third Party Claim, and (iii) the settlement or agreement does not relate to Taxes.  Any other settlement or disposition may only be made with the prior written consent of the Indemnified Party.

9.2.10           For clarity, the Indemnifying Party shall not be entitled to reach any settlement or out of court agreement without the prior written acceptance by the Indemnified Party if such settlement or out of court agreement has a material negative effect on the image or reputation of the Indemnified Party, its Affiliates or any of their respective officers, directors, stockholders, managers, members, partners, employees, agents or representatives.

9.2.11           In the event that the Indemnifying Party chooses not to assume the right to take defensive action against the Third-Party Claim (in which case the Indemnified Party may take the defensive action it deems appropriate), alone or through the advisors they freely choose, it shall be entitled to be reasonably informed of the progress of the claim in question and shall have reasonable access to all the information and documentation regarding same.

9.3                            Determination of the obligation to provide indemnification

Subject to Clause 8 of this Agreement, the indemnification obligations shall be governed by the following:

9.3.1                  With respect to the direct Claims envisaged in Clause 9.1 of this Clause, the payment obligation arising from the indemnification undertakings contained hereunder shall be enforceable against the Indemnifying Party where there is (i) an agreement between the Indemnified Party and the Indemnifying Party regarding the suitability and amount to be indemnified, or (ii) from the existence of a final arbitral award pursuant to Clause 12.10.

9.3.2                  With respect to Third-Party Claims envisaged in Clause 9.2 of this Clause, the payment obligation arising from the indemnification undertakings hereunder shall be claimable once there is (i) an agreement between the Indemnified Party and the Indemnifying Party regarding the suitability and amount to be indemnified, (ii) a final arbitral award pursuant to Clause 12.10 or (iii) in the event that the Indemnifying Party accept that the Third-Party Claim may give rise to Losses and fully assume such Losses, said payment obligation shall also be enforceable once there is a final judgment, decision, award or administrative act in relation to the Third-Party Claim.

9.4                            R&W Insurance Policy

9.4.1                  Notwithstanding anything else contained herein, to the extent an Indemnifying Party’s exercise of rights under this Clause 9 is inconsistent with or could otherwise prejudice Purchaser’s ability to obtain coverage pursuant to the R&W Insurance Policy, the Indemnifying Party shall not be entitled to exercise such control or similar rights.

10                               Confidentiality; Restrictive Covenants

10.1                     Announcements

No announcement, communication or circular in connection with the existence or the subject matter, terms or conditions of this Agreement shall be made or issued by or on behalf of any of the Parties without the prior written approval of the other Parties, which shall not be unreasonably withheld. This shall not affect any announcement, communication, or circular required by Applicable Law or any Governmental Entity or the rules of any stock exchange on which the shares of either Party or holding company are listed (including, with respect to Parent, in any periodic report by Parent filed with the SEC), but the Party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other Parties (or shall procure that its holding company consults with the other Parties) insofar as is reasonably practicable and permitted by Applicable Law before complying with such an obligation to the extent such announcement, communication or circular is not consistent with previous public disclosures by the Parties related to the Transaction.

10.2                     Confidentiality

10.2.1           Subject to Clauses 10.1 and 10.2.3, commencing as of the date hereof and for a period of five years after the Closing Date, each of the Parties shall, and shall cause their respective Affiliates to, treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)                                  the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)                               the negotiations relating to this Agreement (and any such other agreements); or

(iii)                            any information relating to the business, financial or other affairs (including future plans and targets) of a Party or an Affiliate thereof (including the Group Companies).

Notwithstanding the foregoing, from and after the Closing, the restrictions set forth in Clause 10.2.1(iii) shall cease to apply to the Purchaser and its Affiliates with respect to any information relating to the business, financial or other affairs (including future plans and targets) of the Group Companies.

10.2.2           Subject to Clause 10.2.3, from and after the Closing and for a period of five years after the Closing Date, each of the Sellers shall, and shall cause their respective Affiliates to, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of a Group Company.

10.2.3           Clauses 10.2.1 and 10.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)                                  the disclosure or use is required by Applicable Law, any Governmental Entity or the rules of any stock exchange on which the shares of any Party or its holding company are listed (including, with respect to Parent, in any periodic report by Parent filed with the SEC);

(ii)                               the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Purchaser;

(iii)                            the disclosure or use is required for the purpose of any judicial or arbitration proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(iv)                           the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party or its Affiliates;

(v)                              the disclosure is made to a Person to whom assignment is permitted under Clause 12.4.2 on terms that such assignee undertakes to comply with the provisions of Clause 10.2.1 or 10.2.2, as applicable, in respect of such information;

(vi)                           the disclosure is made to professional advisers or actual or potential financiers of any of the Sellers, or any Affiliate of the Sellers, or the Purchaser or any member of the Purchaser’s Group, on terms that such professional advisers or financiers undertake to comply with the provisions of Clause 10.2.1 in respect of such information;

(vii)                        the disclosure is required for ordinary course reporting purposes to the Sellers’ or any of its Affiliates’ current, former or prospective investors;

(viii)                     the information is or becomes publicly available (other than by breach of this Agreement);

(ix)                           the disclosure is made on a confidential basis to potential purchasers of any of the Sellers or an Affiliate thereof or of the Purchaser’s Group or to their professional advisers or financiers provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase and on terms that such professional advisers or financiers undertake to comply with the provisions of Clause 10.2.1 or 10.2.2, as applicable, in respect of such information;

(x)                              the disclosure is made by a Seller in the ordinary course of his/her employment with a Group Company;

(xi)                           the other Parties have given prior written approval to the disclosure or use; or

(xii)                        the information is independently developed after Closing;

provided that prior to disclosure or use of any information pursuant to Clause 10.2.3(i), (ii) or (iii), the Party concerned shall, where not prohibited by Applicable Law, promptly notify the other Parties of such requirement with a view to consult with the other Parties insofar as is reasonably practicable.

10.2.4           This Clause 10.2 shall supersede in its entirety the Confidentiality Agreement, dated 2 March 2018, by and between Parent and the Company.

10.3                     Management Non-Competition and Non-Solicitation

10.3.1           Each of the Founders (the “Non-Compete Parties”) agrees and acknowledges that such Non-Compete Party is familiar with the trade secrets and other information of a confidential or proprietary nature of the Group Companies, their business and their business relations.  Each Non-Compete Party also agrees and acknowledges that the Purchaser and its Affiliates (including the Group Companies after the Closing) would be irreparably damaged if such Non-Compete Party were to provide services or to otherwise participate in the operations or business of any Person competing with the Business and that any such competition would result in a significant loss of goodwill by the Purchaser.  Each Non-Compete Party further agrees and acknowledges that (i) the covenants and agreements set forth in this Clause 10.3 were a material inducement to the Purchaser to enter into this Agreement and to perform its obligations hereunder, and that the Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Non-Compete Party breached any of the provisions of this Clause 10.3, and (ii) in order to assure the Purchaser that the Company Group’s business and the Shares will retain their value, it is necessary that each Non-Compete Party undertake not to utilize his special knowledge of the businesses of the Group Companies and such Non-Compete Party’s relationship with clients or customers to compete with the Business during the Non-Competition Period.

10.3.2           Therefore, in further consideration of the substantial amounts to be paid hereunder in exchange for each Non-Compete Party’s sale of all of the Shares held by such Non-Compete Party, and the goodwill of the businesses of the Group Companies sold in connection therewith, each Non-Compete Party agrees that from and after the Closing and continuing for three (3) years from the Closing Date (the “Non-Competition Period”), such Non-Compete Party shall not, and shall cause each of such Non-Compete Party’s Affiliates not to, directly or indirectly, either for himself or through any other Person, as an employee, agent, consultant, director, equityholder, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in, be employed by or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), permit such Non-Compete Party’s name to be used by any enterprise that engages in or participates in, or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the world (the “Territory”) in the Business.  Nothing contained herein shall be construed to prevent a Non-Compete Party from making passive investments in the stock of any entity listed on a national securities exchange or traded in the over the counter market so long as such Non-Compete Party is not involved in the business of such entity and such Non-

Compete Party does not own more than two percent (2%) of the equity of such entity.

10.3.3           Without limiting the generality of the provisions of Clause 10.3.2, each Non-Compete Party hereby agrees that during the Non-Competition Period such Non-Compete Party will not, and shall cause each of such Non-Compete Party’s Affiliates not to, directly or indirectly, through another Person, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity, without the Purchaser’s prior written consent, (i) solicit business from any Person which is or was a client, customer, supplier, licensee, licensor or other business relation of a Group Company during the one (1) year period preceding the Closing, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the Business or (ii) encourage, initiate or participate in discussions or negotiations with, provide any information to any Person which is or becomes an acquisition target, client, customer, supplier, licensee or licensor of the Business (including any Person engaged in discussions with a Group Company related to such Person becoming a client, customer, supplier, licensee or licensor of the Business) with respect to the termination or other alteration of such Person’s relationship (or potential relationship) with the Purchaser, a Group Company or the Business.

10.3.4           During the Non-Competition Period, each Non-Compete Party shall not, and shall cause each of such Non-Compete Party’s Affiliates and representatives not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity, without the Purchaser’s prior written consent, employ, engage, recruit, entice away or solicit for employment or engagement (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of a Group Company), any Person who is (or was during the one (1) year period preceding the Closing) employed or engaged by a Group Company with respect to a Group Company’s business, or otherwise seek to interfere with, influence or alter any such Person’s relationship with any of the foregoing.

10.3.5           Each Non-Compete Party recognizes that the territorial, time and scope limitations set forth in this Clause 10.3 are reasonable and are properly required to protect the Purchaser’s substantial investment hereunder and for the protection of the Purchaser’s legitimate interest in client relationships, goodwill and trade secrets of the Group Companies’ businesses, and that such limitations would not impose any undue burden upon such Non-Compete Party.  In the event that any such territorial, time or scope limitation is deemed to be invalid, prohibited or unenforceable by a Governmental Entity, the Purchaser and each of the Non-Compete Parties agree, and each of the Non-Compete Parties submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said Governmental Entity shall deem reasonable or enforceable under the circumstances. If such partial enforcement is not possible in such jurisdiction, the provision shall be deemed severed as to such jurisdiction, and the remaining provisions of this Agreement shall remain in full force and effect.

10.4                     Sponsor Non-Solicitation

From and after the Closing and continuing for eighteen (18) months from the Closing Date, each of the Summit Sellers (the “Non-Solicit Parties”) agrees that such Non-Solicit Party shall not, and shall cause each of such Non-Solicit Party’s Affiliates and representatives not to, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity, without the Purchaser’s prior written consent, employ, engage, recruit, entice away or solicit for employment or engagement (other than by a general solicitation advertisement, posting or similar job solicitation process not targeting the employees of a Group Company and which does not result in actually employing, engaging or enticing away such Person), any Person who is (or was during the one (1) year period preceding the Closing) employed or engaged by a Group Company in a senior managerial capacity with respect to a Group Company’s business, or otherwise seek to interfere with, influence or alter any such Person’s relationship with any of the foregoing.

11                               Sellers’ Representative

11.1                     Each of the Sellers hereby irrevocably appoints the Sellers’ Representative as its representative to act in its name and on its behalf for all purposes under this Agreement and the Escrow Agreement, including for the purposes of:

11.1.1           sending or receiving any notice or communication in connection with this Agreement (including the Funds Flow Allocation Schedule) and the Escrow Agreement;

11.1.2           granting any consent, waiver, confirmation or approval on behalf of the Sellers under or in connection with this Agreement and the Escrow Agreement; and

11.1.3           generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Sellers,

provided that any actions provided in or contemplated by this Agreement which do not affect the Sellers in the Relevant Proportion, shall require the consent of all affected parties.

11.2                     Any decisions communicated by the Sellers’ Representative to the Purchaser shall be deemed to have been validly made by the relevant Sellers for the purposes of this Agreement, and the Purchaser shall be entitled to rely on the exercise of the powers and authorities conferred on the Sellers’ Representative hereunder. Any decisions affecting more than one Seller shall always be communicated to the Purchaser via the Sellers’ Representative.

12                               Other Provisions

12.1                        Transfer Restrictions; Registration Rights

12.1.1           Transfer Restrictions

(i)                                  The Sellers understand that the Issued Shares shall be subject to restrictions on resale pursuant to this Agreement and Applicable Laws and that any certificates representing the Issued Shares or the applicable balance account of a Seller with Parent’s transfer agent shall bear transfer restrictions with the effect of the following applicable legends:

(a)                       “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”;

(b)                       “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS, CONDITIONS, RESTRICTIONS, RIGHTS, PREFERENCES, PRIVILEGES AND LIMITATIONS SET FORTH IN A SHARE PURCHASE AGREEMENT, DATED 29 MAY 2018, WHICH, AMONG OTHER THINGS, CONTAINS RESTRICTIONS ON THE TRANSFER OF SUCH SHARES. A COPY OF THE SHARE PURCHASE AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF TELADOC, INC.”; and

(c)                        any legend required by other Applicable Laws.

(ii)                               The Issued Shares shall not bear the transfer restrictions set forth in Clause 12.1.1(i)(a) hereof: (a) following a sale of Issued Shares pursuant to an effective registration statement covering the resale of such Issued Shares; (b) following any sale of Issued Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (or any successor provision then in effect); or (c) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). The Issued Shares shall not bear the transfer restriction set forth in Clause 12.1.1(i)(b) hereof upon the termination of the restrictions set forth in Clause 12.1.1(iii)hereof.  In addition, the Issued Shares shall not bear the transfer restrictions set forth in Clause 12.1.1(i)(c) hereof following a sale of Issued Shares if, following a sale, the Issued Shares are not required to carry a legend pursuant to such

Applicable Laws referred to in clause (iii) of the immediately preceding sentence.

(iii)                            During the Restricted Period, the Sellers shall not, directly or indirectly, by operation of Applicable Law, contract or otherwise, (a) sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to any shares of Parent Common Stock, (b) engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of beneficial ownership of, or a pecuniary interest in, any shares of Parent Common Stock, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such equity security, or (c) enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, any shares of Parent Common Stock (clauses (a)-(c), a “Transfer”), other than, in each case, pursuant to a Permitted Transfer.

(iv)                           “Permitted Transfer” means:

(a)                       a Transfer that has been approved in advance by the Board of Directors of Parent;

(b)                       a Transfer to the acquiror in an acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination, tender offer, exchange offer or other similar transaction) (an “Acquisition”) that would result in such acquiror beneficially owning more than fifty percent (50%) of the total outstanding shares of Parent Common Stock; or

(c)                        a Transfer to an Affiliate so long as such Affiliate shall agree in writing with Parent to be bound by the provisions of this Clause 12.1.1 at the time of such Transfer.

12.1.2           Registration Rights

(i)                                  If the Restricted Period expires pursuant to paragraph (ii) or (iii) of the definition of Restricted Period, from and after the expiration of the Restricted Period, upon the written request of the Sellers’ Representative, Parent shall file a registration statement to register the resale of the Registrable Shares on a Form S-3 registration statement (or such other form appropriate for such purpose if Parent does not meet the eligibility requirements for use of Form S-3) under the Securities Act and use reasonable best efforts to have such registration statement declared effective and maintain the effectiveness of such registration statement for a period ending on the date the Sellers and their Affiliates who have agreed to be bound by the provisions of Clause 12.1.1 in accordance with paragraph (c) of the definition of “Permitted Transfer” no longer hold Registrable Shares.

(ii)                               From and after the expiration of the Restricted Period, the Sellers’ Representative shall be entitled to request one (1) underwritten offering of Registrable Shares (an “Underwritten Offering”).  In connection with any offering of Registrable Shares in the form of an Underwritten Offering, the managing underwriter for the offering shall be an investment banking firm of national standing to be selected by the Parent.  The Sellers’ Representative shall have the right to cancel a proposed Underwritten Offering (a) at any time prior to the commencement of marketing to investors for such proposed Underwritten Offering and (b) after the commencement of marketing to investors if the Sellers’ Representative becomes aware of material non-public information relating to Parent that is different from the information known to the Sellers’ Representative at the time of the commencement of such marketing.  Such cancelled offering shall not be counted as an Underwritten Offering for purposes of this Clause 12.1.2(ii).  With respect to any offering of Registrable Shares in the form of an Underwritten Offering, Parent may include securities to be sold for the account of Parent or other Persons in such Underwritten Offering; provided, that no securities to be sold for the account of any Person (including Parent) other than Sellers shall be included in such Underwritten Offering (x) if and to the extent that the managing underwriter advises Parent in writing that the inclusion of such securities is anticipated to have an adverse effect on the price, timing or marketability of the Registrable Shares or otherwise have a material adverse effect on the success of such offering and (y) unless the Registrable Shares receive priority over all other securities included in such Underwritten Offering.  In connection with the exercise of any registration rights granted pursuant to this Clause 12.1.2(ii), Parent may condition participation in such offering on the Sellers entering into an underwriting agreement in customary form and acting in accordance with the terms and conditions thereof and delivering other documents reasonably required under the terms of such underwriting agreement, including using all commercially reasonable efforts to procure customary legal opinions, if applicable. In addition, in connection with such an Underwritten Offering, Parent shall: (a) enter into an underwriting agreement reasonably acceptable to Parent acting in good faith and containing such provisions as are customary for an offering of such kind; and (b) take all such other customary actions as the managing underwriters of such offering may reasonably request in order to facilitate the disposition of such Registrable Securities including (1) making members of senior management of Parent available at reasonable times and places to participate in “roadshows” and investor calls, (2) obtain a “cold comfort” letter in customary form as the managing underwriters of such offering may reasonably require, (3) cause the delivery of customary legal opinions to such underwriters in connection therewith and (4) cooperate with counsel to the managing underwriters to provide information requested for any filings required to be made with FINRA.

(iii)                            From and after the expiration of the Restricted Period, if Parent (a) proposes to file a registration statement under the Securities Act with respect to a primary offering of any Parent Common Stock (except pursuant to registrations on Form S-4 or any successor form, or on Form S-8 or any successor form) on a form that would permit registration of Registrable Shares for sale to the public under the Securities Act or (b) proposes to file an initial prospectus supplement to a registration statement with respect to a primary offering of Parent Common Stock on a form that would permit registration of Registrable Shares for sale to the public under the Securities Act in connection with filing such prospectus supplement, then Parent shall give written notice of such proposed filing to the Sellers’ Representative not less than twenty one (21) days before the anticipated filing date, describing in reasonable detail the proposed offering (including the number and class of securities proposed to be offered, the proposed date of filing of such registration statement or prospectus supplement, any proposed means of distribution of such securities, any proposed managing underwriter of such securities and a good faith estimate by Parent of the proposed maximum offering price of such securities as such price is proposed to appear on the facing page of such registration statement or prospectus supplement), and offering the Sellers the opportunity to register and offer such number of Registrable Shares of the same class as those being offered by Parent as the Sellers may request.  Upon the written request of a Seller, received by Parent no later than ten (10) days after receipt by the Sellers’ Representative of the notice sent by Parent, to register and offer, on the same terms and conditions as the securities otherwise being sold pursuant to such registration statement or prospectus supplement, any of such Seller’s Registrable Shares of the same class as those being offered (which request shall state the intended method of disposition thereof if the securities otherwise being sold are being sold by more than one method of disposition), Parent will cause such Registrable Shares as to which registration shall have been so requested to be included in the registration statement or prospectus supplement proposed to be filed by Parent on the same terms and conditions as the securities otherwise being sold pursuant to such registration statement or prospectus supplement (a “Piggyback Registration”); provided, however, that, notwithstanding the foregoing, Parent may at any time, in its sole discretion, without the consent of such Seller, delay or abandon the proposed offering in which such Seller had requested to participate pursuant to this Clause 12.1.2(iii) or cease the filing (or obtaining or maintaining the effectiveness) of or withdraw the related registration statement or prospectus supplement or other governmental approvals, registrations or qualifications.  In such event, Parent shall so notify the Sellers’ Representative and Parent shall incur no liability for its failure to complete any such offering.

(iv)                           If a Piggyback Registration is initiated, and the managing underwriter advises Parent that in its reasonable opinion the number of equity securities requested to be included in such registration exceeds the number that can be sold in such offering without having a material adverse effect on the price or success of the offering, then Parent shall include in such registration statement or prospectus supplement the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated (a) first, to the equity securities the Company proposes to sell, (b) second, to management of Parent, any other shareholder of Parent (other than the Sellers) with piggyback registration rights entitling it to include shares of Parent Common Stock and to the Sellers, pro rata among each of the foregoing on the basis of the percentage of the then outstanding shares requested to be registered by them, and (d) third, among other security holders of Parent.

(v)                              Parent may, by notice in writing to the Sellers’ Representative (a “Suspension Notice”), postpone the filing or effectiveness of any registration requested pursuant to this Clause 12.1.2 (including any post-effective amendments thereto), or otherwise suspend the registration rights of the Sellers and/or require the Sellers to suspend use of any resale prospectus for any period of time determined by Parent if there shall occur a Material Disclosure Event (such period, a “Suspension Period”). The Sellers agree that, upon receipt of a Suspension Notice, the Sellers will forthwith discontinue any disposition of Registrable Shares or any public sale or distribution until the earlier of (a) the expiration of the Suspension Period and (b) the Sellers’ Representative’s receipt of a notice from Parent to the effect that such suspension has terminated.  Parent covenants and agrees that it will not deliver a Suspension Notice with respect to a Suspension Period unless Parent’s employees, officers and directors are also prohibited by Parent for the duration of such Suspension Period from effecting any public sales of shares of Parent Common Stock beneficially owned by them.  In the event of a Suspension Notice, Parent shall, promptly after such time as the related Material Disclosure Event no longer exists, provide notice to the Sellers’ Representative that the Suspension Period has ended, and take any and all actions necessary or desirable to give effect to the Sellers’ rights under this Clause 12.1.2 that may have been affected by such notice.  Notwithstanding the foregoing, each Suspension Period shall not exceed a period of 45 days, and there shall be no more than 2 such Suspension Periods in any 12-month period.

(vi)                           All expenses, other than Selling Expenses (as defined below), incurred in connection with registrations, filings or qualifications pursuant to this Clause 12.1.2 with the SEC and FINRA, printers’ and accounting fees, and fees and disbursements of counsel for Parent, shall be borne and paid by Parent.  All Selling Expenses shall be borne by the Sellers; or if there are other selling shareholders with shares being registered pursuant to such registration statement, then pro rata by the selling shareholders based on the number of shares sold by such selling shareholder in the offering.

(vii)                        For purposes of this Clause 12.1.2,

(a)                       “Material Disclosure Event” means, as of any date of determination, any public disclosure of material non-public information that, in the good faith judgment of Parent’s Board of Directors (I) would be required to be made in any registration statement or report filed with the SEC by Parent so that such registration statement or report would not be materially misleading; (II) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement or report; and (iii) Parent has a bona fide business purpose for not disclosing publicly.

(b)                       “Registrable Shares” means the Issued Shares, including, without limitation, any shares of Parent Common Stock paid, issued or distributed in respect of any such shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, but excluding shares of Parent Common Stock otherwise acquired after the date hereof, including in the open market before or after the date hereof, provided, however, that the Issued Shares will cease to be “Registrable Shares” (A) after such shares have been sold pursuant to an effective registration statement or in compliance with Rule 144 or (B) upon such time as the registration statement registering the resale of the Registrable Shares has been effective for thirty six (36) months following the Restricted Period (regardless of whether such months are consecutive).

(c)                        “Selling Expenses” means the fees and disbursements of counsel for the Sellers (and, for the avoidance of doubt, underwriting discounts or commissions).

(viii)                     With a view to making available to the Sellers the benefits of Rule 144, during the twelve (12) month period following the Closing Date, the Company covenants that it will use commercially reasonable efforts to (a) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (b) make available information necessary to comply with Rule 144 with respect to resales of the Issued Shares under the Securities Act, at all times, to the extent required from time to time to enable the Sellers to resell such shares without registration under the Securities Act within the limitation of the exemptions provided by (I) Rule 144 (if available with respect to resales of such shares), as such rule may be amended from time to time, or (II) any other rules or regulations now existing or hereafter adopted by the SEC.

(ix)                           To the extent permitted by Applicable Law, Parent will indemnify and hold harmless each Seller Indemnified Party against any Losses arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, any amendments or supplements thereto, “issuer free writing prospectus” (as such term is defined in Rule 433 under the Securities Act) or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Parent of the Securities Act, any state securities law, or any rule or regulation thereunder applicable to Parent, in each case, in connection with this Clause 12.1.2, and Parent will pay to the Seller Indemnified Parties any legal or other reasonable and documented expenses incurred thereby in connection with investigating or defending any claim or proceeding from which such Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Clause 12.1.2(ix) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Parent, which consent shall not be unreasonably withheld or delayed, nor shall Parent be liable to any particular Seller Indemnified Party for any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Seller Indemnified Party expressly for use in connection with such registration.

(x)                              Promptly after receipt by a Seller under this Clause 12.1.2 of notice of the commencement of any action (including any governmental action) for which a Seller Indemnified Party may be entitled to indemnification hereunder, the Seller Indemnified Party will, if a claim in respect thereof is to be made against Parent under this Clause 12.1.2, give Parent notice of the commencement thereof.  Parent shall have the right to participate in such action and, to the extent Parent so desires, to assume the defense thereof with counsel mutually satisfactory to the Seller Indemnified Parties; provided, however, that the Seller Indemnified Parties shall have the right to retain one separate counsel for all such Seller Indemnified Parties, with the reasonable and documented fees and expenses to be paid by Parent, if (i) the Seller Indemnified Parties reasonably object to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to Parent, (ii) the Seller Indemnified Parties and Parent shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of the Seller Indemnified Parties, representation of such party by the counsel retained by Parent would be inappropriate due to an actual or potential conflict of interest between such party and Parent in such proceeding.  The failure to give notice to Parent within a reasonable time of the commencement of any such action shall not relieve Parent of any liability to the Seller Indemnified Parties under this Clause 12.1.2, unless and only to the extent that such failure materially prejudices Parent’s ability to defend such action.  Notwithstanding the foregoing, the failure to give notice to Parent will not relieve it of any liability that it may have to the Sellers otherwise than under this Clause 12.1.2. Parent shall not, without the prior written consent of the Seller Indemnified Parties, effect any settlement of any claim or pending or threatened proceeding in respect of which the Seller Indemnified Parties is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of the Seller Indemnified Parties from all liability arising out of such claim or proceeding.

(xi)                           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which contribution under the Securities Act may be required on the part of the Seller Indemnified Parties, then such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of Parent and each Seller Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of Parent and each Seller Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by Parent or by such Seller Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) a Seller will not be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by such Seller pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(xii)                        This Clause 12.1.2 shall automatically terminate and be of no further force and effect with respect to each Seller at such time as such Seller ceases to hold any Registrable Securities, except that the provisions of paragraphs (ix),(x), (xi) and (xii) of this Clause 12.1.2 shall survive for any sales of Registrable Securities prior to such date.

12.2                     Books and records

The Purchaser undertakes to the Sellers that it shall, and shall procure that each member of the Purchaser’s Group shall, to the extent consistent with the Group Companies’ existing document retention policies and procedures, preserve for a period of at least seven (7) years from the Closing Date all books, records and documents of or relating to the Company and each of Group Companies existing at Completion (together the “Books and Records”).  The Purchaser shall during such period, upon being given reasonable notice, permit each Seller and its professional advisers to inspect and to make copies of, at such Seller’s cost, any Books and Records to the extent requested by such Seller for a reasonable business purpose.

12.3                     Further Assurances

Each of the Parties shall, and shall make all commercially reasonable efforts to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to transfer the Shares to the Purchaser and to give the other the full benefit of this Agreement.

12.4                     Whole Agreement

12.4.1           This Agreement contains the whole agreement between the Parties relating to the sale and purchase of the Shares to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Sellers and the Purchaser in relation to the sale and purchase of the Shares.

12.4.2           The Purchaser agrees and acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

12.5                     Assignment

12.5.1           Except as otherwise expressly provided in this Agreement, no Party may without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer its rights and obligations under this Agreement in whole or in part.

12.5.2           Without prejudice to the foregoing, the Purchaser shall be entitled to, without the consent of the other Parties, (i) assign any of its rights and obligations to any direct or indirect subsidiary of the Purchaser so long as such assignment does not delay or impede the consummation of the Transactions or (ii) pledge for any valid means under the Applicable Laws, fully or partially, its rights and obligations under this Agreement in favour of its creditors in relation to the debt acquisition financing. In case such rights and obligations are finally pledged by the Purchaser, the Sellers undertake to cooperate in good faith and carry out those actions which are necessary for the implementation of the pledge; provided that no such assignment or pledge described in the foregoing clauses (i) and (ii) shall relieve the Purchaser of any obligation hereunder.

12.6                     Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

12.7                     Method of Payment

Wherever in this Agreement provision is made for the payment by one party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic transfer or other electronic means to be effected on or before the due date for payment.

12.8                     Costs

Except as otherwise provided herein, each of the Parties shall be liable for and shall pay its own costs and expenses (including Taxes) incurred in the negotiation and execution of this Agreement and the consummation of the Transactions.  Notwithstanding the foregoing, the Purchaser shall be responsible for and settle: (i) any transfer taxes in connection with the transfer of the AHL Shares pursuant to this Agreement (including UK stamp duty on the transfer of the AHL Shares); and (ii) the fees, costs and expenses of the Spanish Notary Public.

12.9                     Notices

12.9.1           Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                                  in writing; or

(ii)                               delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.

12.9.2           A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

c/o Teladoc, Inc.

2 Manhattanville Road, Suite 203

Purchase, NY 10577

E-mail: avandervoort@teladoc.com

Attention:  Adam C. Vandervoort

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004

E-mail:  paul.sheridan@lw.com and juan.picon@lw.com

Attention:  Paul Sheridan and Juan Picon

12.9.3           A Notice to any Seller shall be sent to the following address, or such other person or address as the Sellers’ Representative may notify to the Purchaser from time to time:

Summit Partners Europe Growth Equity Fund II SCSp

c/o Summit Partners LP

Queensberry House

3 Old Burlington Street

London W1S 3AE

E-mail: ttarnowski@summitpartners.com

Attention:  Thomas Tarnowski

With a copy (which shall not constitute notice) to:

White & Case LLP

5 Old Broad Street

London EC2N 1DW

E-mail:  ian.bagshaw@whitecase.com and richard.jones@whitecase.com

Attention:  Ian Bagshaw and Richard Jones

12.9.4           Any notices delivered only for the attention of the persons that shall be copied to under Clauses 12.9.2 and 12.9.3 shall not be considered to be effective and shall not constitute a Notice for the purposes of this Agreement.

12.9.5           Subject to Clause 12.9.6, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                  at the time recorded by the delivery company, in the case of recorded or special delivery;

(ii)                               at the time of delivery, if delivered by hand or courier; or

(iii)                            at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

12.9.6           A Notice that is deemed by Clause 12.9.5 to be received after 5.00 p.m. Eastern Time on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. Eastern Time on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

12.9.7           For the purposes of this Clause 12.9, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.

12.9.8           Any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement shall be made both by (i) e-mail and (ii) special delivery or courier using an internationally recognised courier company. Such notice shall be effective at the earlier of (a) 48 hours after the time of sending the e-mail, in accordance with Clause 12.9.5(iii) or (b) at the time of delivery or at the time of recording in accordance with Clauses 12.9.5(i) and 12.9.5(ii), as applicable.

12.10              Invalidity

12.10.1    If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

12.10.2    To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 12.10.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 12.10.1, not be affected.

12.11              Arbitration

Any dispute arising out of or connected with this Agreement and the documents to be entered into pursuant to it, including a dispute as to the validity, existence or termination of this Agreement or this Clause 12.11 or any non-contractual obligation arising out of or in connection with this Agreement, shall be (i) finally settled by arbitration in Madrid (Spain) and (ii) conducted in English by three arbitrators at the Court of Arbitration of the Official Chamber of Commerce and Industry of Madrid, in accordance with its Arbitration Rules in force at the time the request for arbitration is filed.

12.12              Governing Law

This Agreement (other than Clause 12.1) and any non-contractual obligations arising out of or in connection with it shall be governed by Spanish law (derecho español común).   Clause 12.1 of this Agreement shall be governed by, and construed in accordance with, the internal law of the State of New York without regard to conflicts of laws.

12.13              Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

In witness whereof, the Parties hereby sign this Agreement

[Signature Page to Share Purchase Agreement]

SUMMIT PARTNERS EUROPE GROWTH EQUITY FUND II, SCSp

By: Summit Partners, L.P.

Its Investment Manager

By: Summit Master Company LLC

Its: General Partner

By:	/s/ Thomas Tarnowski

Name:	Thomas Tarnowski

Date:	29 May 2018

[Signature Page to Share Purchase Agreement]

SUMMIT PARTNERS ENTREPRENEUR ADVISORS FUND III, L.P.

By: Summit Partners Entrepreneur Advisors GP III, LLC

Its: General Partner

Its: Sole Managing Member

By:	/s/ Thomas Tarnowski

Name:	Thomas Tarnowski

Date:	29 May 2018

[Signature Page to Share Purchase Agreement]

SUMMIT INVESTORS GE IX/VC IV (UK), L.P.

By: Summit Investors Managements, LLC

Its: General Partner

By: Summit Master Company, LLC

Its: Managing Member

By:	/s/ Thomas Tarnowski

Name:	Thomas Tarnowski

Date:	29 May 2018

[Signature Page to Share Purchase Agreement]

Signed for and on behalf of Peralsi, S.L., as a Seller, by Carlos Nueno Plana under a power of attorney dated
14 May 2018

/s/ Carlos Nueno Plana

Signed for and on behalf of Inversiones y Asesorías Blanco Limitada, as a
Seller, by Carlos Nueno Plana
under a power of attorney dated
14 May 2018

/s/ Carlos Nueno Plana

Signed for and on behalf of Instituto Internacional de Finanzas, S.L., as a
Seller, by Carlos Nueno Plana
under a power of attorney dated
14 May 2018 2018

/s/ Carlos Nueno Plana

Signed for and on behalf of Mr. Michael Hough, as a Seller, by Carlos Nueno Plana
under a power of attorney dated
15 May 2018

/s/ Carlos Nueno Plana

Signed for and on behalf of Mr. Ramón Ciurana Roca, as a Seller, by Carlos Nueno Plana
under a power of attorney dated
14 May 2018

/s/ Carlos Nueno Plana

Mr. Carlos Nueno Plana, as a Seller

/s/ Carlos Nueno Plana

[Signature Page to Share Purchase Agreement]

Mr. Marc Subirats Hofer, as a Seller

/s/ Marc Subirats Hofer

[Signature Page to Share Purchase Agreement]

Best Doctors International Insurance S.à r.l., as Purchaser

/s/ Adam C. Vandervoort
Adam C. Vandervoort, Manager

Teladoc, Inc., as Parent

/s/ Jason N. Gorevic
Jason N. Gorevic, Chief Executive Officer

[Signature Page to Share Purchase Agreement]

Schedule 7
Permitted Leakage

1.                                Any payment made or agreed to be made, asset transferred or agreed to be transferred or liability incurred or agreed at the written request or with the written agreement of the Purchaser.

2.                                Any ordinary course compensation of the Sellers that are individuals in their capacity as employees or officers of Group Companies.

3.                                Any payment in respect of which an accrued expense has been recorded and set forth expressly in the Locked Box Accounts.

4.                                Any payments to any Seller for the acquisition by the Company of their shares in Advance Medical Hungary Tanácsádó és Szolgáltátó Korlátolt Felelösségú Társaság in an aggregate amount less than or equal to EUR 292,000.

5.                                The distribution by AHL of the right to receive repayment under the Loan Agreements to the Summit Sellers (provided, that such distribution shall be undertaken in a manner that does not cause any adverse tax consequence to AHL).

6.                                The payment from AHL’s bank account of EUR 6,485.96 in cash to the Summit Sellers (or any of their Affiliates) (provided, that such payment shall be undertaken in a manner that does not cause any adverse tax consequence to AHL).

7.                                The issue of 1,008,274 shares in AHL to Summit Partners Europe Growth Equity Fund II SCSp in consideration for the discharge and cancellation of loans in the aggregate amount of EUR 1,008,273.35.

8.                                Any Disclosed Transaction Costs.

9.                                Any Disclosed Transaction Bonuses, together with any US social security payments on such Disclosed Transaction Bonuses to the extent included in the calculation of the amount of the Cash/Working Capital Adjustment.

10.                         Any Tax becoming payable by any Group Company as a result of any of the matters referred to in paragraphs 1, 2, 4 and 9 (inclusive) above.

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Schedule 8
Closing Actions

I.                                        THE SELLERS’ OBLIGATIONS

A.                                    On Closing, the Sellers shall deliver or make available to the Purchaser the following:

1.                                      evidence that the Sellers are authorised to execute this Agreement;

2.                                      evidence that the Summit Sellers are authorized to execute the stock transfer forms and the Advance Sellers are authorized to execute the Transfer Deed and to perform any other actions and execute any other documents on Closing as foreseen in the Agreement;

3.                                      a duly executed termination agreement of the Investment Agreement in the Agreed Terms;

4.                                      a duly executed termination agreement of the Warranty Agreement in the Agreed Terms; and

5.                                      the written resignations of (i) each of the directors of AHL, (ii) Mr. Sergio Mur and Mr. Thomas Tarnowski of the Company, in the case of clauses (i) and (ii), from their respective office as a director, secretary or vice-secretary, and (iii) Mr. Carlos Nueno Plana, from his office as secretary of the Company, in the Agreed Terms to take effect on the date of Closing.

II.                                   THE PURCHASER’S OBLIGATIONS

A.                                    On Closing, the Purchaser shall deliver or make available to the Sellers:

1.                                      evidence that the Purchaser is authorised to execute this Agreement; and

2.                                      evidence that the Purchaser is authorised to execute the Transfer Deed (as defined in paragraph III.A.6 below) and to perform any other actions and execute any other documents on Closing as foreseen in this Agreement.

B.                                    Likewise, on Closing the Purchaser shall:

1.                                      accept the resignations referred to in paragraph I.A.5 above; and

2.                                      appoint replacement directors in each of AHL and the Company.

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III.                              TRANSFER DEED

A.                                                                                    On Closing:

1.                                      the Summit Sellers shall deliver or make available to the Purchaser originals of duly executed stock transfer forms in respect of all the AHL Shares in favour of the Purchaser together with the share certificates relating to such AHL Shares;

2.                                      the Summit Sellers shall deliver to the Purchaser originals of duly executed irrevocable powers of attorney in the Agreed Terms given by each of the Summit Sellers in favour of the Purchaser in respect of rights attaching to the AHL Shares;

3.                                      the Summit Sellers shall procure that board resolutions of AHL and resolutions of the shareholders of AHL (if required) are passed:

a.                                      approving the transfer of the AHL Shares and (subject only to due stamping) the registration, in the register of members, of the Purchaser as the holder of the AHL Shares;

b.                                      appointing as directors and company secretary of AHL such persons as the Purchaser may nominate, such appointments to take effect at Closing; and

c.                                       accepting the resignations of the directors of AHL as referred to in paragraph I.A.5, each such acceptance to take effect at Closing;

4.                                      the Sellers shall deliver or make available all the statutory and other books (duly written up to date) of AHL and all certificates of incorporation, certificates of incorporation on change of name and common seals as are kept by AHL or required to be kept by Applicable Law;

5.                                      the Sellers shall deliver to the Spanish Notary Public a certificate issued by the secretary to the board of directors of the Company declaring that all corporate requirements established in the Applicable Law and in the articles of association for the transfer of the Shares have been fulfilled or do not apply as a result of the fact that the Transaction implies the transfer of 100% of the shares issued by the Company; and

6.                                      the Sellers and the Purchaser shall execute a transfer deed before the Spanish Notary Public (the “Transfer Deed”), pursuant to which:

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a.                                      this Agreement shall be formalised as a notarial deed (elevación a escritura pública);

b.                                      the transfer of the Advance Sale Shares to the Purchaser shall be carried out by the relevant Seller;

c.                                       reference is made that, simultaneously (en unidad de acto) with the transfer of the Advance Sale Shares,  and as part of the same transaction, the Summit Sellers are transferring the AHL Shares to the Purchaser; and

d.                                      once the Purchase Price has been received, acknowledgment of receipt (carta de pago) of the Purchase Price shall be given.

IV.                               ESCROW AGREEMENT

A.                                    On Closing, the Purchaser, the Sellers’ Representative and the Escrow Agent shall enter into the Escrow Agreement.

To this end, each of the Parties shall have provided all relevant information to the Escrow Agent and carried out all relevant procedures to ensure that the Escrow Account is fully operative on the Closing Date.

V.                                    PAYMENT OF THE CASH PURCHASE PRICE AND ISSUANCE OF THE ISSUED SHARES

A.                                    On Closing, the Purchaser shall:

1.                                      in consideration for the purchase of the Shares,

a.                                      make payment of the cash amount set out in Clause 3.3.2(i) to each Seller to the bank account set out next to each Seller’s name in column (6) of Schedule (A) in accordance with the terms thereof, and each Advance Seller shall grant the corresponding full letter of payment (plena carta de pago);

b.                                      deposit the Escrow Amount into the Escrow Account;

c.                                       cause the Sellers to be issued the Issued Consideration Shares in accordance with Clause 3.3.2(ii) to each Seller; and

d.                                      if requested by a Seller at least three (3) Business Days prior to the Closing Date, issue a certificate representing such Seller’s Issued Consideration Shares, which certificate shall bear the legends set forth in Clause 12.1.1(i);

2.                                      pay the Disclosed Transaction Costs on behalf of the Sellers;

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3.                                      issue the Issued Bonus Shares to the recipients thereof set out in the Funds Flow Allocation Schedule on behalf of the Company; and

4.                                      transfer to the Company an aggregate amount in cash sufficient for the Company to settle the cash portion of the Disclosed Transaction Bonuses set out in the Funds Flow Allocation Schedule (which shall be settled through the Company’s next regularly scheduled payroll less any payroll, social security or other Taxes with respect to the Disclosed Transaction Bonuses (including the Issued Bonus Shares)).

VI.                               TRANSFER OF THE SHARES

A.                                    On Closing, the Advance Sellers shall exhibit to the Spanish Notary Public the ownership title over the Advance Sale Shares held by each of them and instruct it to record the transfer in such documents immediately after Closing becoming effective.

B.                                    The Advance Sellers and the Purchaser shall ensure the Company registers the Purchaser in its Share Register (Libro Registro de Acciones Nominativas) as soon as practicable after Closing has become effective.

C.                                    On Closing each of the Summit Sellers, Inversiones y Asesorías Blanco Limitada and Mr. Michael Hough  shall each deliver to the Spanish Notary Public a form D1-B by virtue of which its divestment in the Company shall be notified to the Spanish General Directorate for Trade and Investment (Dirección General de Comercio e Inversiones) by the Spanish Notary Public.

VII.                          FURTHER OBLIGATIONS

A.                                    Deposit of the Data Room DVD

On Closing, the Sellers and the Purchaser shall execute a deed of deposit in respect to the Data Room DVD to be deposited before the Spanish Notary Public acting on Closing.

B.                                    Other actions

The Sellers and the Purchaser shall carry out any actions as may be necessary to effect the Closing on the terms foreseen in this Agreement.

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Schedule 9
Warranties given by the Sellers

Part A
Fundamental Warranties

1                                      Authority and Capacity

1.1                            To the extent that a Seller is a legal entity:

1.1.1                  such Seller is validly existing and is a company duly incorporated under the laws of its jurisdiction of incorporation; and

1.1.2                  such Seller has taken all corporate actions required by it to authorise it to enter into and to perform this Agreement.

1.2                            Each of the Sellers has the legal right and full power and authority to enter into and perform this Agreement.

1.3                            The Agreement, the Transfer Deed, the stock transfer forms in respect of the AHL Shares and any other documents executed under this Agreement will, when executed, constitute a valid and binding obligation on each of the Sellers signing the relevant document.

2                                      Title

2.1                            Each Seller is the sole legal and beneficial owners of the Shares respectively set out for each of them in Schedule A and has the right to exercise all voting and economic rights over its respective Shares.

2.2                            The AHL Shares comprise the whole of the issued and allotted share capital of AHL, have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

2.3                            The Advance Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

2.4                            There are no Encumbrances (other than any Permitted Encumbrances) on the Shares, and there are no agreements or arrangements which set forth the creation of any Encumbrance over the Shares.

2.5                            No Person has the right to call for the allotment, conversion, issue, or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of the Company or AHL under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

3                                      Authorisations and No Conflict

3.1                            No authorisation, confirmation, approval, consent, waiver or non-opposition action from any Governmental Entity is required to be obtained by any Seller for the execution,

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delivery or performance of this Agreement by such Seller and for the consummation of the Transaction.

3.2                            Neither the execution, delivery or performance of this Agreement by any Seller nor the consummation of the Transaction, will (i) if such Seller is a legal entity, violate or result in a breach of or constitute a default under any provision of the articles of association or other organizational documents of such Seller, (ii) violate or result in a breach of or constitute a default by such Sellers under any existing material agreements or instruments entered into by such Seller or by which such Seller is bound, or (iii) result in a breach of Applicable Law or any award, decision, order or injunction of any judicial, arbitral or administrative authority, in each case, applicable to such Seller or its properties or assets.

4                                      AHL

4.1                            AHL is validly existing and incorporated under the laws of England, in good standing from a commercial registry perspective, and is not subject to a mandatory cause for dissolution or winding-up.

4.2                            AHL is not party to any financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to it and is not in payment default or technical default under any financial indebtedness.

4.3                            AHL (i) does not hold any assets, other than the shares it holds in the Company; (ii) does not have any employees (for the avoidance of doubt, excluding any directors of AHL) and (iii) does not have any liabilities, losses, damages, fines, penalties, charges, costs or expenses of any kind whatsoever (whether fixed or contingent, known or unknown, or otherwise).

4.4                            Other than activities incident to its formation or its ownership of shares of the Company or the distribution of the receivables under the Loan Agreements (including any ancillary reduction of share capital or share premium), or the issue of 1,008,274 shares in AHL for the discharge and cancellation of loans in the aggregate amount of EUR 1,008,273.35, AHL has not conducted any activity or entered into any agreement or arrangement, whether in writing or otherwise.

4.5                            AHL has filed all Tax Returns required to be filed by, or with respect to, it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes due and owing by AHL have been paid.  There are no outstanding (or threatened in writing) audits, claimed deficiencies, or assessments for Taxes with respect to AHL. No member of the Purchaser Group (including, for the avoidance of doubt, AHL) will have any liability for Taxes of or with respect to AHL that is attributable to any taxable period (or portion thereof) ending on or before the Closing Date, or to any income earned or other activity conducted on or before the Closing Date.

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5                                      Information Provided

5.1                            The Company is not incorporated in the United States, is not organized under the laws of the United States, and does not have its principal offices within the United States, and thus qualifies as a “foreign issuer” under 16 C.F.R. § 801.1(e)(1)(ii) (2013).

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Part B
Business Warranties

1                                      Corporate Information; No Conflict

1.1                            Each Group Company is validly existing and incorporated under the laws of its country of incorporation, in good standing from a commercial registry perspective, and is not subject to a mandatory cause for dissolution or winding-up.

1.2                            No Group Company has any interest in, or has agreed to acquire, any share capital or other security of any other company, except for as set out in the Disclosure Letter.

1.3                            No Group Company has issued any bonds or debentures, which are still outstanding.

1.4                            Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction, will (i) violate or result in a breach of or constitute a default under any provision of the articles of association or other organizational documents of any of the Group Companies, (ii) violate or result in a breach of, give rise to a right of termination or modification of, accelerate the performance of or constitute a default by any of the Group Companies under any Material Contract or (iii) result in a breach of Applicable Law or any award, decision, order or injunction of any judicial, arbitral or administrative authority, in each case, applicable to any of the Group Companies or any of their properties or assets.

1.5                            The information about the Group Companies’ by country revenues and assets provided to the Purchaser’s legal counsel to assist them in conducting an assessment of whether the Transaction requires merger control filings is fully accurate.

2                                      The Subsidiaries

2.1                            The Company is the sole and beneficial direct or indirect owner of such shares in the Subsidiaries set out for each such entity in Part A of Schedule C and has the right to exercise all voting, economic, and other rights over such shares.

2.2                            The shares in the Subsidiaries held by the Company have been properly and validly issued and allotted and each are fully paid.

2.3                            There are no Encumbrances (other than any Permitted Encumbrances) on the shares held by the Company in any Subsidiary, and there are no agreements or arrangements, which set forth the creation of any Encumbrance over such shares.

3                                      Corporate Good Standing

3.1                            All registers and books of the Group Companies (to the extent they exist) are in the possession (or under control) of the relevant Group Company and no written notice of allegation that any of such registers and books is incorrect or should be rectified has been received.

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3.2                            All resolutions and other documents which the Group Companies are required by Applicable Law to approve, pass or file with or deliver to the applicable Commercial Registry have been correctly made up, approved, passed and duly filed and/or delivered.

3.3                            No insolvency, pre-insolvency or judicial composition proceeding has been initiated in relation to any of the Group Companies or any of their material assets.

4                                      Accounts

4.1                            The Locked Box Accounts (i) have been prepared in accordance with the Applicable Law and applicable accounting standards, which are IFRS, and on a basis consistent with the accounting policies employed in preparing the consolidated annual accounts of the Group Companies for the previous two financial years; and (ii) fairly present the assets (patrimonio), financial situation and results of the Group Companies as of the Locked Box Date.

4.2                            The annual accounts of the Company for the 2015 financial years have been prepared in accordance with Applicable Law and in accordance with Spanish GAAP.

4.3                            The annual accounts of the Company for the 2016 and 2017 financial years:

4.3.1                  have been prepared in accordance with Applicable Law and in accordance with  IFRS, on a basis consistent with the accounting policies employed by the Company in the last financial year;

4.3.2                  fairly present in all material respects a true and fair view of the assets (patrimonio) financial situation and results of the Company at the date to which they refer; and

4.3.3                  include full provisions for or disclose in accordance with IFRS of all liabilities all outstanding capital commitments, and all doubtful debts of the Company.

4.4                            Since the Locked Box Date the Company: (i) has been operated in the ordinary course, and (ii) has not materially changed its method of accounting, except as required by Spanish GAAP, its cash management practice and collection of accounts receivable procedures.

5                                      Financial Obligations

5.1                            There are no financing facilities (including loans, credit facilities, factoring, leasing, bonds and hedging instruments) outstanding or available to the Group Companies.

5.2                            There are no outstanding guarantee agreements, indemnities, collateral (whether in the form of personal guarantees or security interests), bonds or other security given by or for the benefit of any Group Company out of the ordinary course of business.

5.3                            There are no government, regional, state or local authority investment grants, subsidies or financial aid received or applied by any Group Company during the last four (4) years. To the Sellers’ Knowledge, none of the grants foresee change of control provisions which may be triggered upon the execution of the Transaction, nor exceedingly onerous employment undertakings.

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6                                      Assets

6.1                            None of the Group Companies own any premises, buildings, lands and other real property owned by the Group Companies.

6.2                            Schedule 6.2 to the Disclosure Letter includes a list of real property lease agreements signed by the Group Companies, whether as lessors, lessees or sublessees (the “Lease Agreements”), including a reference to the property forming the subject matter of those agreements (the “Leased Property”).

6.3                            None of the Group Companies have entered into any agreements for the purchase or sale of premises, buildings, lands and other real property in the last eighteen (18) months.

6.4                            In relation to each Leased Property:

6.4.1                  There are no obligations or rights agreed between any Group Company and the other parties to the Lease Agreements different to those expressly reflected in the Lease Agreements, other than those resulting from Applicable Law.

6.4.2                  Each Group Company and, to the Sellers’ Knowledge, the other parties to the Lease Agreements have fulfilled all of the legal and contractual material obligations under the Lease Agreements and each Group Company has and any lessees have made all rent and expenses payments that have become due and payable.

6.5                            The Leased Properties comply with the applicable zoning regulations in all material respects. All material fees which have become outstanding and due pursuant to the applicable urban regulations have been timely paid.

6.6                            The Group Companies have good and valid title, free and clear from Encumbrances, and an enforceable right to use all the machinery, capital goods, installations and other movable property owned or used by the Group Companies material to the Business of the Group. All such machinery, capital goods, installations and movable property are substantially all assets required to conduct the Business in the manner conducted during the six (6) months prior to the date hereof.

6.7                            Where required by law or pursuant to a contractual arrangement, all machinery, capital goods, installations, and other movable property or used property by the Group Companies which are material to the Business are duly insured, and each relevant Group Company is up-to-date with the payment of the insurance premiums thereto.

7                                      Contracts

7.1                            Material Contracts

7.1.1                  Save as set out in Schedule 7.1.1 to the Disclosure Letter, no Group Company is a party to any Material Contract.

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7.1.2                  None of the Group Companies are or have received written notice that any of them is alleged to be in breach or default of any material provisions under the Material Contracts.

7.1.3                  To the Sellers’ Knowledge, all Material Contracts are valid and binding obligations of the parties thereto and the terms thereof have been complied with in all material respects by the relevant Group Company and by the relevant other party thereto.

7.1.4                  All material non-written agreements and arrangements with customers and suppliers have been entered at arm’s length.

7.1.5                  There are no outstanding liabilities for any Group Company in connection with the termination of any agency agreement.

“Material Contract” shall mean any of the following contracts, agreements or arrangements or group of contracts, agreements or arrangements with the same purpose (and with the same party, or with Affiliates of the same party), in each case, whether written or oral, entered into by any of the Group Companies:

(i)                                  contracts involving annual payments, individually considered or in aggregate, in excess of EUR 300,000;

(ii)                               contracts between a Group Company, on the one hand, and a member of a Seller Group (other than a Group Company), on the other hand, other than employment or service agreements;

(iii)                            contracts pursuant to which a Group Company has, directly or indirectly, made any advances, loans, extension of credit or capital contributions, other than in the ordinary course of business consistent with past practice to vendors or employees;

(iv)                           contracts that are joint venture, partnership or other similar arrangements involving a sharing of profits or liabilities;

(v)                              contracts that are for the employment, severance or retention of any employee, director or individual consultant providing for annual compensation or payments in excess of EUR100,000 or any other contract with any employee, director or individual consultant which provides for payments in excess of EUR 100,000 in the event that a Group Company terminates such contract;

(vi)                           any collective bargaining agreement or contract with any labor union, works council or similar organization relating to employees of a Group Company;

(vii)                        contracts that are for capital expenditures in an amount exceeding EUR 300,000 in any individual case or EUR 500,000 in the aggregate;

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(viii)                     contracts that relate to any prior (within the three (3) years prior to the date of this Agreement) disposition or acquisition of properties, assets or any interest in any business enterprise in excess of EUR 2,000,000, or any merger or business combination for a value of EUR 2,000,000 or more;

(ix)                           contracts granting to any Person a right of first refusal or right of first offer on the sale or license of any asset, property or part of the business of a Group Company;

(x)                              contracts with any Governmental Entity.

7.2                            Agreements with Related Parties

There are no existing contracts between, on the one hand, any Group Company and, on the other hand, the Sellers, any person who is or was a shareholder of the Sellers or any other member of each Seller’s Group, other than employment or service contracts.

Following Closing, there will not be any outstanding agreements (including the Investment Agreement and Warranty Agreement) between any Group Company and, on the other hand, the Sellers, any person who is or was a shareholder of the Sellers or any other member of each Seller’s Group, other than employment or service contracts.

8                                      Intellectual Property Rights

8.1                            The material Intellectual Property Rights and Information Technology of the Group Companies (whether as owners, licensees, or otherwise), are legally owned by, or validly used under agreements by the relevant Group Companies, free and clear from Encumbrances and, to the Sellers’ Knowledge, do not infringe third party rights, subject to expiry of the relevant protection or license agreement.

8.2                            The Intellectual Property Rights and Information Technology used by the Group Companies primarily in connection with the Business are substantially all required to conduct the Business as conducted in the six (6) months prior to Closing.

8.3                            No written notice has been received by any of the Group Companies claiming that it materially infringes any material Intellectual Property Right or Information Technology of any third party.

8.4                            To the Sellers’ Knowledge, the processes employed and the products and services dealt in by each Group Company do not embody or infringe any Intellectual Property Rights of third parties (other than under a license or an agreement) and no claims of infringement of any such rights or interests have been made to a Group Company by any third party, which if pursued or granted might be material to the truth and accuracy of any of the above.

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9                                      Material Licenses

9.1                            A complete list of material license agreements entered into by any Group Companies in connection with the Intellectual Property Rights and Information Technology of the Group companies is included in Schedule 9.1 to the Disclosure Letter.

9.2                            The Group Companies hold the material Licenses which are legally required for the conduct of the Business and the referred Licenses were validly issued, and are in full force and effect.

9.3                            To the Sellers’ Knowledge, there is no actual or threatened in writing investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any material Licence.

10                               Legal Compliance

10.1                     Each Group Company is, and during the past five (5) years has been, conducting its business in all material respects in accordance with all Applicable Laws.

10.2                     No Group Company has during the past five (5) years received any written notice of any action, claim, investigation or other proceeding or suit alleging any material failure to comply with Applicable Law.

11                               Employment

11.1                     Each Group Company has complied, in all material respects, with all applicable employment, collective bargaining, social security, occupational health and safety laws and regulations in relation to its employees and with all applicable collective and individual agreements.

11.2                     The Group Companies have paid wages, salaries and bonuses owed to its respective employees in accordance with the Applicable Laws and the pertinent collective and individual agreements.

11.3                     There is no current or former employee, key manager, director or other individual service provider of the Group Companies with a right to receive any bonus, severance payment or other form of compensation derived from a direct or indirect change of control payable by any Group Company, and neither the execution and delivery of this Agreement nor the consummation of Transaction (either alone or together with any other event), will result in the acceleration or creation of any rights of any person to payments or benefits or increases in or funding of any payments or benefits or any loan forgiveness.

11.4                     None of the Group Companies have undertaken to make any severance payment to their respective employees, key managers, directors or other individual service providers implying severance payments higher than those set out in the Applicable Laws or the applicable collective bargaining agreements.

11.5                     There are no compensation or benefit plans, contracts, policies, agreements or arrangements, including stock options, retirement schemes or pension funds, offered by the Group Companies to their employees or with respect to which any of the Group Companies has any liability or obligation.  All such plans, contracts, policies, agreements

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or arrangements have been maintained in compliance in all material respects with their terms and all Applicable Laws.  True and complete copies of all such material plans, contracts, policies, agreements or arrangements (including any related trusts or funding mechanisms and written summaries of the material terms of any material unwritten plans or arrangements) have been provided in the Data Room.  Each retirement scheme offered by the US Subsidiary which is intended to be qualified within the meaning of Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or opinion letter as to its qualification (a copy of which has been provided to Buyer), and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Group Companies have no liability with respect to any pension plan subject to Title IV of the Employee Retirement Income Security Act of 1974.

11.6                     There is no pending or, to the Sellers’ Knowledge, threatened (i) litigation with respect to any of the employees or former employees of the Group Companies or any of the benefit plans offered by the Group Companies or (ii) procedure or investigation of any Governmental Entity with respect thereto.

11.7                     The relationship between the Group Companies and their respective suppliers and contractors do not entail any illegal transfer of employees or any other material breach of a supplier’s or contractor’s employee’s rights. To the Sellers’ Knowledge, the Group Companies have undertaken all material formalities dealing with social security matters necessary to avoid joint and several liability regarding their suppliers and contractors and have complied in all material respects with the formalities with respect to immigration matters.

11.8                     All worksites of the Group Companies are located in the Leased Properties.

11.9                     No amount or benefit that has been, or could be, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any “disqualified individual” related to the US Subsidiary within the meaning of Section 280G of the Code will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transaction.  No Group Company has any liability for the gross-up or indemnification of any taxes imposed by Section 4999 of the Code.

11.10              Each “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code sponsored or maintained by any Group Company complies in all material respects with Section 409A of the Code to the extent applicable thereto.  No Group Company has any liability for the gross-up or indemnification of any taxes imposed by Section 409A of the Code.

11.11              There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment Retraining Notification Act or any similar state or local mass layoff or plant closing law) with respect to the employees of any Group Company during the past three years.

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11.12              (i) No Group Company is a party to or subject to the terms and conditions of any collective bargaining agreement covering its employees, and (ii) during the past three years, there has been no other unions or labor organizations certified or recognized any Group Company with its current or former employees or any pending or, to the Sellers’ Knowledge, threatened strikes, work stoppages, requests for representation, pickets or walkouts or similar labor disputes with respect to current or former employees of any Group Company.

11.13              The Sellers have provided the Purchaser, as of the date hereof, a true and correct list of anonymous identification numbers and current annual salary rates or current hourly wages (as applicable), bonus opportunity, hire date, principal work location and other key terms of all employees of the Group Companies.

12                               Tax

12.1                     Each Group Company has timely paid all Taxes required to be paid by or with respect to such Group Company.

12.2                     Each Group Company complies and has complied with all material Tax obligations under Applicable Law from time to time.  Each Group Company has filed all material Tax Returns required to be filed by or with respect to such Group Company, and all such Tax Returns are true, complete and accurate in all material respects.

12.3                     No Tax Authority is at present conducting any review, audit or investigation into any aspect of the business or affairs of the Group Companies and, so far as the Sellers are aware, there is no reason why any such review, audit or investigation should be initiated.  No deficiency for Taxes with respect to any Group Company has been claimed, proposed or assessed by any Tax Authority, and no Group Company has waived or extended any statute of limitations period in respect of a Tax assessment.

12.4                     No Group Company is liable for any Taxes corresponding to any member of the Tax Group that are attributable to a member of the Tax Group other than the Group Companies and that are claimed by the Spanish Tax Authorities to any Group Company under the joint and several liability regime applicable to corporate tax consolidation groups under the Spanish Corporate Income Tax law.  No Group Company has any liability for the Taxes of any Person (other than another Group Company) under Applicable Law, as a transferee or successor or otherwise.

12.5                     No Group Company has made, requested or obtained any election, ruling, waiver, confirmation or clearance, nor have they executed or been a party to any Tax agreement or arrangement with any Taxing Authority, nor to any Tax sharing or Tax indemnification agreement.

12.6                     The unpaid Taxes of the Group Companies as of the Locked Box Date did not exceed the liabilities for Taxes of the Group Companies included in the Locked Box Accounts.  From the Locked Box Date through the Closing Date, no Group Company has been or will be involved in any transaction or other occurrence that gives rise to a material Tax liability for

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the Group Companies, other than Taxes incurred in the ordinary course of business consistent with the past practices of such Group Company.

12.7                     There are no Encumbrances for Taxes on any property of a Group Company, other than statutory liens for Taxes not yet due and payable.

12.8                     No Group Company has been a party to a “tax shelter” or similar transaction requiring disclosure to any applicable Taxing Authority under any Applicable Law.

12.9                     No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) after the Locked Box Date as a result of any instalment sale, prepaid amount or other transaction entered into on or prior to the Locked Box Date or any accounting method change made on or prior to the Locked Box Date.

12.10              No Group Company (or any predecessor of a Group Company)  has been a party to any transaction intended to qualify under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) during the prior two (2) years.

12.11              The entity classification of each Group Company for U.S. federal income Tax purposes, along with any applicable entity classification elections, is listed in Schedule 12.11 to the Disclosure Letter.  No Group Company has become subject to income Tax jurisdiction in a country other than the country of its formation.

13                               Litigation

13.1                     No Group Company is, and during the one (1) year period prior to the date hereof was, involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, prejudicial or pre-litigious claim, investigation, enquiry, mediation or arbitration for any amount in excess of Twenty Five Thousand Euros (EUR25,000) or involving criminal liability or injunctive relief.

13.2                     No such claim, legal action, proceeding, suit, litigation, prosecution, prejudicial or pre-litigious claim, investigation, enquiry, mediation or arbitration of material importance is pending or, to the Sellers’ Knowledge, threatened by or against any Group Company.

13.3                     No Group Company is subject to any outstanding judgment, order or decree of any Governmental Entity.

14                               Insurance

14.1                     Schedule 14.1 to the Disclosure Letter contains a list of the material insurance policies in which the Group Companies are the policyholder (the “Insurance Policies”), all of which are in force at the date of the Agreement.

14.2                     To the Sellers’ Knowledge, no insurance claim is outstanding and no circumstances exist which are likely to give rise to any insurance claim.

14.3                     In respect of the Insurance Policies:

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14.3.1           all premiums have been duly paid to date, subject to any applicable adjustments under the terms of the relevant Insurance Policy; and

14.3.2           to the Sellers’ Knowledge, there has been no breach of the material terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy.

15                               Environmental

15.1                     The Group Companies comply with and during the past five (5) years have always complied in all material respects with all Applicable Laws with regard to environmental matters. In particular, the Group Companies comply with and during the past five (5) years have complied in all material respects with:

15.1.1           All of their obligations in respect of the use, state of repair or exploitation of the facilities, productive processes, transport of goods or products, elimination of residues or surpluses, and extraction of raw materials; and

15.1.2           All of their obligations with regard to the handling, treatment, storage, elimination or dumping of toxic, noxious, dangerous or radioactive substances, including those derived from the use of their goods and assets by third parties.

15.2                     There are no circumstances which may give rise to any material liability, obligation or duty of the Group Companies under any Applicable Laws with regard to environmental matters.

15.3                     There are no material Claims, complaints, demands, actions, suits, proceedings, notices or investigations (before any courts, tribunals or administrative bodies), nor, to the Sellers’ Knowledge, have they been threatened, whether in writing or in otherwise, related to environmental matters or the dumping or manipulation of toxic, noxious, dangerous or radioactive substances arising from the ownership, use, state of repair, or exploitation of the assets of the Group Companies.

15.4                     To the Sellers’ Knowledge, there is no pollution or contamination of the environment on, in, at, under or migrating to or from the premises of the Group Companies, which may give rise to any material liability or obligation or duty (whether actual or contingent) for the Company under Applicable Laws with regard to environmental matters.

15.5                     The Group Companies are not party to and have not otherwise accepted the burden of any material obligations or liabilities (whether actual or contingent) under or arising from any indemnity, warranty or other contractual provision or arrangement concerning liabilities (whether actual or contingent), losses, damages, fines, penalties, charges, costs or expenses relating to the environment.

16                               Data Protection

16.1                     The Group Companies are in compliance in all material respects with and have complied in all material respects with the Data Protection Legislation, guidelines and industry

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standards. No data transfers have been executed by any Group Company in favour of third parties which has not been authorized in accordance with the Applicable Laws.

16.2                     No written notice alleging non-compliance with the Data Protection Legislation has been received by any of the Group Companies from any Data Protection Authority or a third party.

16.3                     The Group Companies have appropriate measures and systems in order to prevent unauthorised access to or use of personal data held by the Group Companies.

16.4                     Each Group Company has taken all necessary steps to ensure compliance in all material respects with the General Data Protection Regulation as of its time of entry into force in the relevant jurisdiction (to the extent applicable).

17                               Anticorruption, AML, Sanction and Antitrust

17.1                     (i) In the past 5 years, no Group Company or any predecessor of a Group Company, (ii) no former subsidiary of a Group Company (solely for the period that they were a subsidiary of such Group Company) and (iii) none of their respective officers, directors, employees or agents (in each case, solely in their role as an officer, director, employee or agent of such Group Company or former subsidiary of such Group Company) has:

17.1.1           violated any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions Laws and Regulations; or

17.1.2           offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Person to obtain any improper advantage.

17.2                     At no time during the prior five (5) years has a Group Company or, to the Sellers’ Knowledge, any predecessor or former subsidiary of a Group Company or any of their respective officers, directors, employees or agents (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Government Entity or similar agency with respect to any alleged act or omission arising under or relating to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions Laws and Regulations; or (ii) been the subject of a current, pending, or, to the Sellers’ Knowledge, threatened investigation, inquiry or enforcement proceeding for violations of Anti-Corruption Laws, Anti-Money Laundering Law, or Sanctions Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions Laws and Regulations.

17.3                     The activities of the Group in Iran do not infringe the Sanctions Laws and Regulations and meet the requirements of General License H issued by OFAC, as confirmed by third party counsel.

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17.4                     The Group Companies have maintained for the last five (5) years complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with Spanish GAAP.

17.5                     To the Sellers’ Knowledge, none of the Group Companies’ officers or directors is a Government Official.

17.6                     (i) In the past 5 years, no Group Company or any predecessor of a Group Company, (ii) no former subsidiary of a Group Company (solely for the period that they were a subsidiary of such Group Company) and (iii) none of their respective officers, directors, employees or agents (in each case, solely in their role as, and for the period that they were employed or engaged as, an officer, director, employee or agent of such Group Company or former subsidiary of such Group Company) has engaged in any direct or indirect dealings or transactions in or with a Sanctions Target, nor is a Group Company or any of their respective officers, directors, employees or agents currently engaged in any such activities (in each case, solely in their role as an officer, director, employee or agent of such Group Company).

17.7                     The Group Companies are not nor have been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws in the last five (5) years.

17.8                     No Group Company is or has been in the last five (5) years prior to the Closing Date:

17.8.1           engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Governmental Entity in relation to an infringement of any applicable Antitrust Laws; or

17.8.2           the subject of any investigation, inquiry or enforcement proceedings by any Governmental Entity in relation to an infringement of any applicable Antitrust Laws.

No such proceedings, investigations or inquiries are pending or, to the Sellers’ Knowledge, threatened.

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Schedule 11
Warranties given by the Purchaser and Parent

1                                      Authority and Capacity

1.1                            Each of the Purchaser and Parent is validly existing and is a company duly incorporated under the laws of its jurisdiction of incorporation.

1.2                            Each of the Purchaser and Parent has the legal right and full power and authority to enter into and perform this Agreement.

1.3                            The Agreement, the Transfer Deed and any other documents executed by the Purchaser and/or Parent (as applicable) under this Agreement will, when executed, constitute valid and binding obligations on the Purchaser and/or Parent, as applicable, in accordance with their respective terms.

1.4                            Each of the Purchaser and Parent has taken all corporate actions required by it to authorise it to enter into and perform this Agreement.

1.5                            Neither the Purchaser nor the Parent has been at any time during the five years prior to the date of this Agreement, a United States real property company as described in Internal Revenue Code Section 897(c).

2                                      Authorisations and No Conflict

2.1                            No authorisation, confirmation, approval, consent, waiver or non-opposition action from any Governmental Entity is required to be obtained by the Purchaser or Parent for the execution, delivery or performance of this Agreement by the Purchaser and Parent and for the consummation of the Transaction.

2.2                            Neither the execution, delivery or performance of this Agreement by the Purchaser or Parent, nor the consummation of the Transaction, will (i) violate or result in a breach of or constitute a default under any provision of the articles of association or other organizational documents of the Purchaser or Parent, (ii) violate or result in a breach of or constitute a default by the Purchaser or Parent under any existing material agreements or instruments entered into by the Purchaser or Parent or by which either the Purchaser or Parent is bound, or (iii) result in a breach of Applicable Law or any award, decision, order or injunction of any judicial, arbitral or administrative authority in each case applicable to the Purchaser or Parent or any of their respective properties or assets.

3                                      Financing

At Closing, the Purchaser will be able to pay the cash portion of the Purchase Price from its existing banking facilities and available cash.

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4                                      Purpose of the Transaction

The Purchaser is entering into the Transaction in its own name and behalf, with a genuine long term investment purpose and not with a view to retransfer the Shares in the short term, other than to one or more of its own Affiliates.

5                                      Equity Related Warranties

5.1                            Since January 1, 2017, Parent has filed or furnished, on a timely basis, the Parent SEC Filings.  All such Parent SEC Filings as of their respective dates, or, if amended, as of the date of the last such amendment, (i) complied as to form in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder and (ii) as of its filing date in the case of any Exchange Act report and as of its effective date in the case of any Securities Act filing, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.2                            The consolidated financial statements included in or incorporated by reference into Parent SEC Filings (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with GAAP (except, in the case of unaudited statements, to the extent permitted by the SEC), applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

5.3                               The Issued Shares, when issued, will be duly authorized, validly issued, fully paid, and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law or the certificate of incorporation or bylaws of Parent.

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